Exhibit 2.1

Deed no.     1066 W/2025

Sale & Purchase Agreement

On ninth/tenth of April in two thousand twenty-five,

appeared before me,

Dr. Robert Walz,

notary in Munich, with the official residence in Prannerstraße 4, 80333 Munich, Germany, in the premises of Morgan, Lewis & Bockius LLP, Königinstraße 9 in 80539 Munich, Germany:

1.

Mr. Michael Korbik, born on *, resident in Bornheim (Rheinland), Germany, with business address at Amelia-Mary-Earhart-Straße 8 in 60549 Frankfurt am Main, Germany, who identified himself by means of his photo identity papers, here not acting on his own behalf but as managing director who is entitled to act alone as this company’s legal representative and exempted from the restriction of sec. 181 German Civil Code (BGB) in the name and on behalf of Youco HH24-H454 Vorrats-GmbH (in future: Anca Holdco Management GmbH), with registered seat in Hamburg, Germany, registered with the Commercial Register of the Hamburg, Germany, Local Court under HRB 188810, with business address at Amelia-Mary-Earhart-Straße 8 in 60549 Frankfurt am Main, Germany.

Mr. Michael Korbik was appointed as managing director of Youco HH24-H454 Vorrats-GmbH (in future: Anca Holdco Management GmbH), with registered seat in Hamburg, Germany, in the Extraordinary Shareholders’ Meeting of 3rd April 2025, deed of the notary Dr. Robert Walz in Munich, Germany, deed-no 979W/2025, which is attached as a certified copy (in extract). Mr. Michael Korbik is not yet registered as managing director at the Commercial Register of the Hamburg, Germany, Local Court, but the registration is already applied.

Youco HH24-H454 Vorrats-GmbH (in future: Anca Holdco Management GmbH), with registered seat in Hamburg, Germany, is here not acting on own behalf, but as sole and exempted from the restrictions of sec. 181 German Civil Code (BGB) general partner of Youco HH24-H491 Vorrats-GmbH & Co. KG (in future: Anca Holdco GmbH & Co. KG), with registered seat in Hamburg, Germany, registered with the Commercial Register of the Hamburg, Germany, Local Court under HRA 131778, with business address at Amelia-Mary-Earhart-Straße 8 in 60549 Frankfurt am Main, Germany. Upon inspection of the Commercial Register of 9th April 2025 I certify according to sec. 21 BNotO the aforesaid power of representation.

2.

Mr. Christopher Oliver Maier, born on * with business address at LATHAM & WATKINS LLP, Maximilianstrasse 13 in 80539 Munich, Germany, who identified himself by means of his photo identity papers, not acting on his own behalf but for Topgolf Callaway Brands Corp., with its business address at 2180 Rutherford Road, Carlsbad, CA 92008-7328, USA, registered with the division of corporations of the state of Delaware under file number 3040253, by virtue of a power of attorney (excluding all personal liability).

3.

Mr. Heinrich Stirtz, born on *, with business address at Morgan, Lewis & Bockius LLP, Koniginstraße 9 in 80539 Munich, Germany, personally known to me, not acting on his own behalf but for ANTA Sports Products Limited, a company established under the laws of the Cayman Islands, with registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, registered at the register of the Cayman Islands under no. CT-181913, with the proviso of subsequent approval.

The notary could not examine closely the existence and legal capacity of the aforesaid foreign companies (and therefore, he also could not examine closely how these companies are represented); the notary instructed the parties about the resulting risks. The parties insisted nevertheless on recording this deed today.

As far as the persons appeared did not act on their own behalf they provided proof of their power to represent third parties as enclosed (where applicable as certified copies of the original presented) to this notarial deed. As far as powers of attorney/attestations of power of representation were presented during the notarization as originals I, Notary, hereby certify that the copies are true copies of the originals, which have been presented to me. Where copies of powers of attorney were presented the respective attorney-in-fact promised to immediately provide the respective original.

All subsequent approvals to this notarial deed are seen as communicated (to both the representative without power of attorney and all parties) and legally effective at receipt by the notary.

Each person involved confirms that he/she is not acting for the account of a third party in deviation from the circumstances disclosed to the notary, and that no person involved is politically exposed or has a close relationship with such a person within the meaning of the GWG.

The notary did neither give advice about foreign law or tax matters nor was he asked or mandated to do so.

Page numbers, footer and headings of this document are for information only and will not be read out.

The individuals appearing requested that this deed was recorded mainly in the English language. The notary, who has a sufficient command of English, ensured that the individuals appearing also have sufficient command of the English and German language. Therefore, a translation of this deed was dispensed with.

Referred to Notarial Deed

Inclusion of the referred to notarial deed: The original of the notarial deed UVZNr. 1065W/2025 of 9th April 2025, notarized by notary Dr. Robert Walz in Munich, was available during the notarization as original. Hereinafter this notarial deed is referred to as “Referred to Notarial Deed” (Verweisungsurkunde). All parties concerned waived their rights to have the texts read out anew, to peruse and to have this deed enclosed to this document. The Referred to Notarial Deed is referred to herewith.

Therefore, the content of the Referred to Notarial Deed is part of this deed, however, only for the purpose of information to the extent that annexes are attached to the Referred to Notarial Deed for informational purposes.

The costs of the Referred to Notarial Deed are borne by Youco HH24-H491 Vorrats-GmbH & Co. KG (in future: Anca Holdco GmbH & Co. KG), with registered seat in Hamburg, Germany.

All annexes to the Sale & Purchase Agreement are part of the Referred to Notarial Deed.

The persons appearing requested the notarization of the following Sale & Purchase Agreement and the following Equity Commitment Letter and Guarantee.

This notarial recording began on April 9, 2025 and ended on April 10, 2025.

This deed, the attached Sale & Purchase Agreement and the attached Equity Commitment Letter and Guarantee have been read out loud to the persons appearing, confirmed and approved by them and was signed by the persons appearing and the notary as follows:

/s/ Michael Korbik

/s/ Christopher Oliver Maier

/s/ Mr. Heinrich Stirtz

SALE & PURCHASE AGREEMENT

REGARDING THE SALE AND PURCHASE

OF ALL SHARES IN

CALLAWAY GERMANY HOLDCO GMBH

SALE & PURCHASE AGREEMENT

regarding the Sale and Purchase of all Shares in

Callaway Germany Holdco GmbH

(the “Agreement”)

BY AND AMONG

(1)	Topgolf Callaway Brands Corp, a corporation incorporated under the laws of Delaware, with business address at 2180 Rutherford Road, Carlsbad, CA 92008-7328, United States,

– the “Seller” –

AND

(2)	Anca Holdco GmbH & Co. KG (formerly Youco HH24-H491 Vorrats-GmbH & Co. KG)

– the “Purchaser” –

– the aforementioned no. (1) through no. (2) each also a “Party”

and collectively, the “Parties” –

TABLE OF CONTENTS

List of Definitions		8

List of Annexes		11

1.	Certain General Definitions	13

2.	Sale of the Sold Shares	22

3.	Purchase Price et al	22

4.	Pre-Closing Covenants	27

5.	Employee Matters	36

6.	Closing Condition; Clearances	37

7.	Termination	39

8.	Closing Matters	40

9.	Seller’s Warranties	42

10.	Purchaser’s Obligations	56

11.	Remedies and Limitations on the Seller’s Liability	57

12.	Tax	62

13.	Purchaser’s Warranties; Remedies	70

14.	Post-Closing Obligations	72

15.	Specific Indemnities	78

16.	Confidentiality; Press Release; Virtual Data Room	79

17.	Costs and Taxes	81

18.	Notices	83

19.	Miscellaneous Provisions	84

20.	Governing Law; Arbitration	87

21.	Privileged Matters; Conflicts of Interest	88

LIST OF DEFINITIONS

Each of the following defined terms shall have the meaning as ascribed to it in this Agreement (including in its Recitals). The following table referencing the respective page of this Agreement on which the respective defined terms are defined is provided solely for convenience and not as an integral part of this Agreement.

A

ABL Credit Facility	10
Accountant	22
Accounting Principles	11
Action	11
Adjustment Time	9
Administrative Authority	11
Advance Pricing Taxes	58
Affiliate	11
Agreed Closing Date	10
AktG	11
AO	11

B

Balance Sheet Date	11
Basket	54
Beneficiary	70
BGB	11
Bring Down Certificate	37
Business Day	11

C

Cash and Cash Equivalents	11
Cash Incentive Plans	32
CGKK	73
China Distribution Agreement	32
Claim Addressee	51
Claim Notice	51
Clearances	34
Closing	10
Closing Actions	37
Closing Balance Sheet	21
Closing Conditions	34
Closing Date	10
Closing Date Net Working Capital	12
Closing Management Balance Sheet	20
Closing Management Statement	20
Closing Power of Attorney	37
Closing Statement	21
Code	12
Collective Bargaining Agreement	12
Company	9
Confidentiality Agreement	12
Continuing Employee	12
COTS License	12

D

Designated Person	84
Determination Date	22
Dispute	82
Due Diligence Materials	12
Due Diligence Review	12
Due PN 7 Evidence	77
Due PN7 Taxes	77

E

Employee List	48
Employee Plan	12
Enforceability Exceptions	39
Environmental Laws	12
Environmental Permits	12
Equity Commitment Letter	65
Equity Financing	66
Equity Financing Source	65
ERISA	12
Estimated Purchase Price	20
Exempted Claims	55
Extraordinary Action	72

F

Fairly Disclosed	13
Filings	34
Financial Statements	41
Financing Conditions	13
Fundamental Guarantee Claims	55

G

GmbHG	13
Group	9
Group Companies	9
Group Company	9
Group Company Employees	13
Group Company Guarantee	13
Group Company IP Rights	13
Group Company Plan	13
Group Company Records	13
Group Shares	9
Guarantee Breach	38

H

Hazardous Substances	13
HGB	13
HKLR	13

I

Indebtedness	13
Indemnifiable Taxes	59
Information	83
Information Technology	46
InsO	14
Insurance Policies	50
Insurer	54
IP Agreements	14
IP Rights	14

J

JW North America	73

K

Key Employees	48

L

Law	15
Leased Real Property	15
Liability	15
Liability Exclusions	55
Litigation Costs	74
Longstop Date	35
Losses	52

M

Material Adverse Effect	15
Material Agreement	42
Material Customers	43
Material Premise Lease Agreements	44
Material Suppliers	43
Mirrored Shared Contracts	28
Mirrored Shared Contractual Liabilities	28

N

Net Working Capital	15
Net Working Capital Adjustment Amount	15
Non-PN7 Evidence	77
Notices	78
NYSE	15

O

Overprovisions	61

P

Patents	15

Pension Commitments	49
Permits	47
Permitted Lien	15
Person	16
Personal Information	16
PN7	78
PN7 Reporting	77
PN7 Tax Receipt	77
PN7 Taxes	78
PRC	78
PRC Group Company	16
Pre-Closing Period	9
Pre-Closing Statement	20
Pre-Closing Tax Period	16
Prior Company Counsel	84
Privacy Laws	16
Privileged Information	83
Privileges	83
Public Subsidies	50
Purchaser Claim	16
Purchaser Group	16
Purchaser Plans	33

R

Regulatory Closing Condition	34
Release Documentation	28
Relevant Bank Account	10
Relevant Tax Proceedings	63
Relevant Tax Return	16
Relevant Tax Settlement Offer	63
Representative	17
Retained Companies	17
Retained Marks	17

S

Sample Closing Statement	17
Seller Related Party	17
Seller’s Account	10
Seller’s Knowledge	56
Shared Contract	17
Signing	9
Signing Date	9
Sold Shares	9
Special Tax Cap	64
Specified Litigation	73
Specified Third Party Consents	72
Specified Third Party Contract	72
Statements	38
Straddle Tax Period	17
Subrogation Waiver	54
Subrogation Waiver Parties	54
Subsidiaries	9
Subsidiary	9
Surviving Provisions	36

T

Target Business	17
Target Closing Net Working Capital	17

Tax	17
Tax Authority	18
Tax Benefit	60
Tax Claims	59
Tax De Minimis	64
Tax Guarantee	57
Tax Guarantees	57
Tax Provisions	61
Tax Refund	60
Tax Return	18
Third-Party Claims	51
Total Purchase Price	20
Trademarks	18
Transaction	9
Transaction Documents	18
Transition Services Ag	18

U

UK DPA	16
UmwG	18
Unpaid Transaction Expenses	18
UStG	18

V

VAT	18
VDR	18

W

W&I Cap	55
W&I Claims	55
W&I Insurance	54
Withdrawing Board Members	69

LIST OF ANNEXES

Annex B	Sold Shares

Annex C	Company Participations

Annex 1.3(a)	Parties’ Bank Account

Annex 1.4(b)	Accounting Principles

Annex 1.4(bb)	Group Company Guarantees

Annex 1.4(pp)	Material Adverse Effect

Annex 1.4(uu)	Permitted Liens

Annex 1.4(ggg)	Sample Closing Statement

Annex 1.4(rrr)	Transition Services Agreement

Annex 4.1	Conduct of Business in the Pre-Closing Period

Annex 4.4	Mirrored Shared Contracts

Annex 4.6	Intercompany Balances; Affiliate Transactions

Annex 4.8	Undercapitalization JW France

Annex 4.9	Invention Patent

Annex 6.1(a)	Merger Control and Foreign Investment Control Authorities

Annex 8.2(b)	Form of Bring Down Certificate

Annex 8.2(f)	Form of Closing Power of Attorney

Annex 8.3	Form of Closing Protocol

Annex 9.3(c)	Disclosure to Group Shares

Annex 9.3(d)	No Further Assets/Interests

Annex 9.4(a)	Articles of Association of the Company

Annex 9.4(c)	No Insolvency

Annex 9.5(a)	Financial Statements

Annex 9.5(b)	Disclosures to Preparation of Financial Statements

Annex 9.5(e)	Undisclosed Liabilities

Annex 9.6(a)	Material Agreements

Annex 9.6(c)	Disclosures to Material Agreements

Annex 9.6(d)	Disclosures to Material Customers and Suppliers

Annex 9.7	Seller Related Agreements

Annex 9.9(a)	Material Premise Lease Agreements

Annex 9.9(b)	Disclosure to Material Premise Lease Agreements

Annex 9.10	Environmental Compliance

Annex 9.11(a)	Disclosure re Intellectual Property

Annex 9.11(b)	Disclosure re Information Technology

Annex 9.13	Title to Assets

Annex 9.14	Legal Proceedings

Annex 9.15(b)	Compliance

Annex 9.16(a)	Employee List

Annex 9.16(c)	Collective Bargaining Agreements, Labor Union

Annex 9.16(d)	Employee Benefit Plans

Annex 9.17	Subsidies

Annex 9.18	Insurance Policies; Certain Insurance Matters

Annex 11.6(a)	W&I Insurance Policy

Annex 11.8	Seller’s Knowledge

Annex 12.1	Tax Disclosures

Annex 12.2	Tax Indemnification

Annex 14.4	Withdrawing Board Members

Annex 14.7(b)	Specified Third Party Consents

RECITALS

A.

Company. Callaway Germany Holdco GmbH (the “Company”) is a limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) organized under the laws of Federal Republic of Germany, with its registered seat in Frankfurt am Main, Germany and having its business address at Jack-Wolfskin-Kreisel 1, 65510 Idstein, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main, Germany under registration number HRB 113311.

B.

Sold Shares The entire registered share capital (Stammkapital) of the Company (on a fully-diluted basis) consists of 26,000 shares (in words: twenty six thousand) with consecutive numbers 1 through 26,000, having a nominal value of €1.00 each, as set out in Annex B (collectively and together with any other shares held by the Seller in the Company immediately prior to the Closing, the “Sold Shares”). The Seller is the sole shareholder of the Company.

C.	Group and Participations. The Company holds, directly or indirectly, participations in the entities set out in Annex C.

D.

Transaction. It is intended that the Seller sells and transfers to the Purchaser, and the Purchaser purchases and acquires from the Seller, all Sold Shares all subject to, and in accordance with, the terms of this Agreement (collectively, the “Transaction”).

Now, therefore, the Parties hereby agree as follows:

1.	CERTAIN GENERAL DEFINITIONS

1.1	Group Companies and other Participations; Group Shares

(a)

“Subsidiaries” shall mean any subsidiaries (abhängige Unternehmen) within the meaning of Section 17 AktG; and “Subsidiary” shall mean any of them; in relation to the Company, its Subsidiaries are set forth in Annex C.

(b)	“Group Companies” shall mean the Company and its Subsidiaries, “Group Company” shall mean any of them, and “Group” shall mean all Group Companies collectively.

(c)	“Group Shares” shall mean those shares or interests in the Subsidiaries of the Company which are held or controlled by Group Companies.

1.2	Transaction Dates

(a)	“Signing” shall mean the finalization of the notarization of this Agreement (and, as the context requires, the date and time thereof).

(b)	“Signing Date” shall mean the date and time of the completion of the Signing.

(c)	“Pre-Closing Period” shall mean the period between the Signing Date and the Closing Date.

(d)	“Adjustment Time” means 11:59 p.m. (Central European (Summer) Time) on the day immediately prior to the Closing Date.

(e)

“Agreed Closing Date” shall mean the sixth Business Day following the first day on which all Closing Conditions have been satisfied (or, if waivable, validly waived by the relevant Parties); provided that the Seller and the Purchaser (with legal effect for all Parties) may mutually agree in writing (including by email) on any other date to be the Agreed Closing Date.

(f)	“Closing” shall mean the closing of the purchase and sale of the Sold Shares upon the satisfaction, or waiver by the relevant Parties, as the case may be, of all Closing Actions.

(g)	“Closing Date” shall mean the date and time of the occurrence of the Closing.

1.3	Account Data and Payment Terms

(a)

Bank Accounts. Except as otherwise expressly provided in this Agreement, any payment owed by a Party pursuant to this Agreement (whether to be effected to another Party or to any other recipient as provided in this Agreement) shall be made, and shall have discharging effect only if made, into the bank account as designated for the respective Party in Annex 1.3(a) or into such other bank account as notified by the respective Party being the creditor of such payment obligation in accordance with the terms of this Agreement to the respective debtor Party. If the respective afore-referenced notification is not duly and timely rendered to, and received by, the respective debtor Party at the latest five (5) Business Days prior to the date on which such relevant payment falls due, then the respective debtor Party is entitled to effect payments in its own discretion to the relevant bank account as applying pursuant to the terms of this Agreement at the time of receipt of such notification. The from time to time relevant bank account of a relevant creditor Party shall in each case be defined as a “Relevant Bank Account”.

(b)

Seller’s Account. Where reference is made in this Agreement to the “Seller’s Account”, this shall solely be understood as a reference to the account designated as such ‘Seller’s Account’ in Annex 1.3(a) or to such other replacement bank account as, in this case jointly or uniformly, notified by the Seller to the Purchaser in analogous application of Section 1.3(a) (including in respect of the proviso contained therein) as new designated ‘Seller’s Account’.

(c)

Payment Terms. Each payment owed to a Party or to Parties under this Agreement shall be effected at the latest on the relevant due date for such payment pursuant to this Agreement, free and clear of costs and charges (other than any costs and charges levied by the financial institution providing the respective Relevant Bank Account), in immediately (on the same day) available funds and by irrevocable wire transfer with value on the relevant due date. Any accrued interest shall be due and payable together with the relevant principal amount to which it relates.

1.4	General Definitions

In this Agreement,

(a)

“ABL Credit Facility” means that certain Fifth Amended and Restated Loan and Security Agreement, dated as of March 16, 2023, among the Seller, the Subsidiaries of the Seller party thereto as borrowers, the Subsidiaries of the Seller from time to time party thereto as guarantors, the financial institutions from time to time party thereto as lenders, and Bank of America, N.A., as administrative agent and as security trustee, as amended, restated, amended and restated, supplemented or otherwise modified from time to time;

(b)	“Accounting Principles” means the accounting principles, practices, policies, judgments and methodologies set forth in Annex 1.4(b) to this Agreement;

(c)

“Action” means any claim, action, suit, audit, assessment, arbitration or other proceeding by or before any Administrative Authority (other than office actions and similar notices or proceedings in connection with the prosecution of applications for registration or issuance of IP Rights);

(d)

“Administrative Authority” shall mean any domestic, foreign, multinational, federal, state, provincial or local government or governmental entity or authority exercising executive, regulatory or administrative functions of, or pertaining to, government, legislature, commission, department, board, bureau, agency, ministry or instrumentality, court or tribunal, self-regulatory body, or any political or other subdivision, department, agency or branch of any of the foregoing;

(e)

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other ownership interests, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. The term “Affiliate” shall in any event also comprise any affiliate (verbundenes Unternehmen) within the meaning of § 15 AktG;

(f)	“AktG” shall mean the German Stock Corporation Act (Aktiengesetz);

(g)	“AO” shall mean the German General Fiscal Code (Abgabenordnung);

(h)	“Balance Sheet Date” shall mean December 31, 2024.

(i)	“BGB” shall mean the German Civil Code (Bürgerliches Gesetzbuch);

(j)

“Business Day” shall mean any day, other than Saturday and Sunday, on which the bank offices of the commercial banks in Hong Kong, New York or Frankfurt am Main are open for their ordinary banking business other than online banking;

(k)

“Cash and Cash Equivalents” of the Group Companies as of any date means the cash and cash equivalents and bank deposits (excluding restricted cash, lease security deposits and lease restricted cash, in each case, except to the extent restricted in connection with the ABL Credit Facility) required to be reflected as cash and cash equivalents and bank deposits on a consolidated balance sheet of the Group Companies, as adjusted for any bank deposits in transit and outstanding checks, in each case, prepared in accordance with the Accounting Principles (and including credit and debit card receivables); provided that, for the avoidance of doubt, Cash and Cash Equivalents shall not include any amount included in the Net Working Capital;

(l)	“Closing Date Net Working Capital” means the Net Working Capital as of the Adjustment Time;

(m)	“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(n)

“Collective Bargaining Agreement” means each collective bargaining agreement, labor contract or similar agreement entered into with a union, labor organization or works council governing the terms and conditions of employment of any Group Company Employee;

(o)	“Confidentiality Agreement” means, as amended and modified from time to time, that certain non-disclosure agreement, by and between Seller and ANTA Sports Products Limited, dated December 2, 2024;

(p)

“Continuing Employee” means each Group Company Employee who, as of immediately following the Closing, continues in employment with the Purchaser or any of its Affiliates (including, following the Closing, any Group Company);

(q)

“COTS License” means a “shrink-wrap,” “click-through” or “off-the-shelf” software or software-as-a-service license, open source software license, or any other license of uncustomized software that is available to the public generally, with one-time or annual license, maintenance, support and other fees of $150,000 or less;

(r)	“Due Diligence Materials” shall mean all information rendered or made available prior to Signing to the Purchaser and/or members of the Purchaser Group in the VDR;

(s)	“Due Diligence Review” shall mean the due diligence review relating to the Group conducted by or on behalf / for the benefit of members of the Purchaser Group in connection with the Transaction;

(t)

“Employee Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA, (b) each employment agreement, employment offer letter or consulting agreement, and (c) each contract, plan, practice, arrangement or policy providing for severance, equity compensation, profit-sharing, incentive or deferred compensation, vacation or other paid-time-off, health or welfare benefits, sick pay, pension or retirement benefits or other compensation or employee benefits, in each case, which covers any Group Company Employee and is sponsored, maintained or contributed to by Seller or any of its Subsidiaries (including the Group Companies), but excluding any plan that is required to be maintained by applicable Law or that is sponsored in whole or in part by any union or employee organization;

(u)

“Environmental Laws” means any applicable Law relating to pollution, protection of the environment or protection of the health and safety of individuals from exposures to Hazardous Substances in the environment;

(v)	“Environmental Permits” means any permit, approval, authorization, license, variance or permission required under applicable Environmental Laws;

(w)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(x)

“Fairly Disclosed” means if the relevant facts are sufficiently disclosed in such a way that the risk, circumstances and events underlying or relating to a Guarantee Breach could reasonably be identified by an advised purchaser;

(y)	“Financing Conditions” means, with respect to the Equity Financing, the conditions precedent to the Purchaser’s obligations under this Agreement set forth in Section 6.1.

(z)	“GmbHG” shall mean the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung);

(aa)	“Group Company Employees” means the employees of the Group Companies;

(bb)

“Group Company Guarantees” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any Group Company or a Seller Related Party in support of any obligation of the Group Companies, including those obligations listed in Annex 1.4(bb);

(cc)

“Group Company IP Rights” means the IP Rights owned or purported to be owned by one or more of the Group Companies; provided, that, the Group Company IP Rights does not include any IP Rights related to the Retained Marks;

(dd)	“Group Company Plan” means each Employee Plan that is sponsored or maintained by a Group Company or with respect to which a Group Company has or may have any Liability;

(ee)

“Group Company Records” means all books, records, files, plans, studies, reports, manuals, handbooks, catalogs, brochures, ledgers, drawings and other similar materials (or portions thereof) both electric and paper versions, exclusively related to the Group Companies, including (a) lists of customers, suppliers or personnel of the Group Companies, (b) all product, business and marketing plans of the Group Companies, (c) operating and personnel records of the Group Companies, (d) entity level audited reports, unaudited entity level and consolidated level management accounts, trial balances, general ledgers, vouchers, and other financial records of the Group Companies and (e) Tax-related records and receipts (or portions thereof), in each case to the extent exclusively related to the Group Companies;

(ff)

“Hazardous Substances” means any material, substance or waste that is listed, classified, regulated, characterized or otherwise defined as “hazardous,” “toxic,” “radioactive,” a “pollutant,” or “contaminant,” (or words of similar intent or meaning) under applicable Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, urea formaldehyde, lead-based paint, PCBs, silica and asbestos;

(gg)	“HGB” shall mean the German Commercial Code (Handelsgesetzbuch);

(hh)	“HKLR” shall mean The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

(ii)

“Indebtedness” means, without duplication (a) all Liabilities of the Group Companies for borrowed money, (b) all Liabilities of the Group Companies evidenced by notes, bonds (other than surety bonds), debentures or other similar instruments, (c) all reimbursement or repayment Liabilities of the Group Companies under (x) letters of credit (solely to the extent drawn) and surety bonds (solely to the extent claims have been made thereunder), (d) all Liabilities of the Group Companies under finance leases to the extent any such lease is accrued as indebtedness in accordance with the Accounting Principles, (e) all Liabilities of the Group Companies for guarantees of another Person (other than another Group Company) in respect of any items set forth in clauses (a) through (d) (other than guarantees that constitute Permitted Liens), (f) all accrued interest, fees and expenses (including prepayment premium obligations) resulting from any of the items set forth in clauses (a) through (e), (g) the following long-term provisions of the Group Companies: accruals for potential claims from suppliers of bankrupt franchise partners, and (h) the following medium-term debts of the Group Companies: income tax payable, capex payables, accrued severance payables, and the employer portion of any employment Taxes incurred by a Group Company in connection with such accrued severance payables (each items included in the foregoing clauses (a) through (h) as calculated in accordance with the Accounting Principles). For the avoidance of doubt, (1) any Liability of the Group Companies included in the calculation of Net Working Capital or Unpaid Transaction Expenses, (2) intercompany balances solely among the Group Companies, (3) any contingent reimbursement obligations for any undrawn letters of credit, bankers’ acceptances, surety bonds, performance bonds and similar obligations or instruments, (4) any Liabilities under a lease classified as an operating leases in the Financial Statements, (5) any fees and expenses to the extent incurred by or at the direction of the Purchaser or otherwise relating to the Purchaser’s or any of its Affiliates’ financing, including obtaining any consent, agreement or waiver relating thereto, for the transactions contemplated by this Agreement or any other Liabilities incurred or arranged by or on behalf of the Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement or otherwise, (6) deferred Tax Liabilities associated with trade names and customer/distributor relationships, (7) Tax accruals in respect of [Fin 48] of the PRC Group Companies which is related to advanced pricing arrangement and Account Principles Board (APB) 23, which is related to hypothetical tax under US GAAP if the Group Companies repatriate money to US, and (8) foreign Tax withholdings, in each case, shall not be included in the calculation of Indebtedness for any purpose hereunder;

(jj)	“InsO” shall mean the German Insolvency Code (Insolvenzordnung);

(kk)

“IP Agreements” means all agreements, to which any Group Company is a party, beneficiary or obligor: (i) pursuant to which IP Rights are licensed by any Group Company to any Person, and (ii) pursuant to which IP Rights are licensed by any Person (other than a Group Company) to a Group Company;

(ll)

“IP Rights” means all intellectual property rights in any and all jurisdictions throughout the world, including all: (a) Patents; (b) Trademarks; (c) trade secrets and other intellectual property rights in inventions (whether or not patentable and whether or not reduced to practice), confidential information, data, know-how, product designs, methods and processes, including customer information and marketing materials; (d) copyrights and mask works, whether or not registered, and registrations and applications for registration thereof and (e) Internet domain names;

(mm)

“Law” shall mean any foreign, multinational, federal, state, provincial, local or domestic statute, law, ordinance, rule, regulation, order, injunction, judgment, decree or decision applicable to a Person;

(nn)	“Leased Real Property” means the real property leased or subleased by any Group Company as tenant or subtenant;

(oo)

“Liability” means any liability, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom;

(pp)	“Material Adverse Effect” shall have the meaning set forth on Annex 1.4(pp).

(qq)

“Net Working Capital” means the Group Companies’ consolidated current assets calculated with only the line items set forth in the Sample Closing Statement and Annex 1.4(b) minus the Group Companies’ consolidated current liabilities calculated with only the line items set forth in the Sample Closing Statement and Annex 1.4(b) (in each case as calculated in accordance with the Accounting Principles). For the avoidance of doubt, any Liability of the Group Companies included in the calculation of Indebtedness or Unpaid Transaction Expenses, in either case, and any Cash and Cash Equivalents of the Group Companies shall not be included in the calculation of Net Working Capital for any purpose hereunder;

(rr)	“Net Working Capital Adjustment Amount” which may be positive or negative, means the Closing Date Net Working Capital minus the Target Closing Net Working Capital;

(ss)	“NYSE” means the New York Stock Exchange, Inc.

(tt)	“Patents” means patents, utility models, and other statutory invention registrations and applications for any of the foregoing;

(uu)

“Permitted Lien” shall mean any encumbrance, lien, security right or comparable right that (i) in case it relates to real estate or rights in real estate, is specified in the respective real estate register, or (ii) is imposed by applicable Law, or (iii) is imposed as a consequence of standardized terms and conditions (such as the AGB Banken, VOB/B, ADSp and the like), or (iv) is a security right in favor of Tax authorities or other Administrative Authorities, or (v), in case of a security for financial debt, is granted for financial debt reflected in the books and records of the relevant Group Company, or (vi) is a customary retention of title right or assignment (branchenübliche Eigentumsvorbehalte und Zessionen) granted in the ordinary course of business, or (vii) is in favor of suppliers, mechanics, workmen, carriers, landlords, and the like in the ordinary course of business, or (viii) arises in the ordinary course of business and was not incurred in connection with the borrowing of money, and which do not materially impact the current use of the affected property, or (ix) are disclosed in the Financial Statements (other than encumbrances securing the ABL Credit Facility) or set forth on Annex 1.4(uu), or (x) are released on or prior to the Closing or are required to be released upon consummation of the transactions contemplated hereof under the terms thereof, or (xi) are statutory or contractual encumbrances, liens, security rights or comparable rights of lessors or encumbrances, liens, security rights or comparable rights on the lessor’s interests with respect to the Leased Real Property, or (xii) are purchase money liens and liens securing obligations under finance leases, or (xiii) are leases, subleases and other occupancy agreements entered into in the ordinary course of business in all material respects pursuant to which a Group Company is a lessor, sublessor or licensor, or (xiv) are statutory liens for obligations in the ordinary course of business which are not yet delinquent or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings, or (xv) is a non-exclusive license of IP Rights;

(vv)

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Administrative Authority or other entity of any kind;

(ww)	“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Laws;

(xx)	“PRC Group Company” shall mean JACK WOLFSKIN Trading (Shanghai) Co., Ltd. (for information狼爪贸易（上海）有限公司) a limited liability company incorporated in the PRC;

(yy)

“Pre-Closing Tax Period” means any circumstance incurred prior to and any Tax period ending on or before the Closing Date and, with respect to a Straddle Tax Period, the portion of such Tax period ending on the Closing Date;

(zz)

“Privacy Laws” means any applicable Law relating to the processing of Personal Information, data security, data breach notification, and the cross-border transfer of Personal Information, including, as applicable, the General Data Protection Regulation (Regulation (EU) 2016/679), the UK Data Protection Act 2018 (“UK DPA”) and the UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019;

(aaa)

“Purchaser Claim” shall mean an individual claim that the Purchaser has against the Seller under or in connection with this Agreement, other than a claim of the Purchaser for specific performance (Erfüllung) of (i) the principal obligations (Hauptleistungspflichten) respecting the sale and transfer of Sold Shares under Section 2 of this Agreement and (ii) covenants of the Seller (i.e., the term Purchaser Claim does comprise, inter alia, claims pursuant to indemnification provisions and claims resulting from a Guarantee Breach or a breach of covenants or of other obligations as well as Tax Claims (defined below));

(bbb)

“Purchaser Group” shall mean (individually and collectively) the Purchaser and its Affiliates (including any of the Purchaser’s direct and indirect shareholders from time to time) and including the Group Companies as from the Closing;

(ccc)

“Relevant Tax Return” shall mean any Tax Return (i) relating to any period prior to and including the Closing Date or (ii) relating to any Taxes that could lead to any claims against the Seller with respect to Taxes and (iii) relating to any Tax Refund or Overprovision.

(ddd)

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents, lenders and other authorized representatives;

(eee)	“Retained Companies” means the Seller and all of the direct and indirect Subsidiaries of the Seller, other than the Group Companies;

(fff)

“Retained Marks” means the name “Topgolf Callaway Brands Corp.” and any other Trademarks owned or used by the Retained Companies, and any translations, localizations, adaptations, derivations and combinations thereof, and anything confusingly similar thereto, including any trade names, logos, Internet addresses and domain names, Trademarks and related registrations and applications, in each case, that consists of or contains such “Topgolf Callaway Brands Corp.” name or any other Trademarks used by the Retained Companies;

(ggg)

“Sample Closing Statement” means the sample calculation of (a) Net Working Capital, (b) Indebtedness, (c) Cash and Cash Equivalents and (d) Unpaid Transaction Expenses of the Group Companies as of December 31, 2024 attached hereto as Annex 1.4(ggg);

(hhh)

“Seller Related Party” as used in relation to the Seller shall mean (i) any Affiliate of the Seller from time to time (including without limitation the Retained Companies and excluding the Group Companies) and (ii), if used in relation to any natural person, also any spouse, sibling, descendant, and adopted child of that natural person of the Seller from time to time other than the Group Companies;

(iii)

“Shared Contract” means any contract to which the Seller or any of its Subsidiaries (including the Group Companies) is a party with any non-Affiliated third party and which benefits both the Group Companies and any Retained Company;

(jjj)	“Straddle Tax Period” means a Tax period that begins on or before the Closing Date and ends after the Closing Date;

(kkk)	“Target Business” shall mean the business operations of the Group Companies as of the Signing Date;

(lll)	“Target Closing Net Working Capital” means EUR 58,126,000 (in words: fifty-eight million one hundred twenty six thousand Euros);

(mmm)

“Tax” means (a) taxes (Steuern) and ancillary tax obligations (steuerliche Nebenleistungen) within the meaning of sec. 3 AO, (b) German social security charges and contributions (Sozialversicherungsabgaben), (c) any other public levies or charges in the nature of a tax, including any interest, penalty, accessory charge or addition thereto, (d) secondary tax liabilities and (e) any obligations or liabilities falling into the categories of (a) through (d) above and accruing under the Laws of any jurisdiction other than Germany, but – for the avoidance of doubt – not deferred taxes (latente Steuern), irrespective whether assessed, charged, levied or collected by any domestic or foreign governmental authority responsible for the assessment, administration or collection of Taxes or on the basis of contractual payment obligations between the Group Companies and/or Affiliates with respect to tax amounts otherwise imposed on the Group Companies, e.g. such as Tax allotment agreements (Steuerumlageverträge);

(nnn)	“Tax Authority” means any Administrative Authority or other public body authorized to impose, administer, or collect any Taxes or any Tax related obligations;

(ooo)	“Tax Return” means all Tax returns and Tax related filings that must be filed with or provided to any Tax Authority in connection with Taxes;

(ppp)

“Trademarks” means (a) trademarks, service marks, certification marks, logos, trade dress, trade names, product names, brand names, domain names and other indicia of origin (whether registered, common law, statutory or otherwise), together with all translations, localizations, adaptations, derivations and combinations thereof, (b) all registrations and applications to register the foregoing anywhere in the world and (c) all goodwill associated with all of the foregoing;

(qqq)	“Transaction Documents” means this Agreement, the Transition Services Agreement and any other agreements or instruments executed pursuant hereto;

(rrr)	“Transition Services Agreement” means that certain transition services agreement, containing substantially the key terms and provisions as summarized in Annex 1.4(rrr);

(sss)	“UmwG”shall mean the German Transformation Act (Umwandlungsgesetz);

(ttt)

“Unpaid Transaction Expenses” means, solely to the extent incurred prior to the Closing and not paid prior to the Closing and without duplication, (a) all fees, expenses and costs payable by the Group Companies in connection with the transactions contemplated by this Agreement to financial advisors, accountants, legal advisors and other third party advisors including any Taxes thereon and (b) all transaction bonuses, retention payments or change in control payments that become due solely as a result of the transactions contemplated hereunder and are payable by any Group Company to any Group Company Employee as of the consummation of the Closing pursuant to arrangements established by the Group Companies prior to the Closing as well as the management incentives payable under the agreements disclosed in Annex 9.16(d)-(6) (but excluding any payments pursuant to arrangements which are subject to both a change in control and a subsequent termination of employment (“double trigger”) resulting in payments and/or benefits provided upon a termination of service at or following the consummation of the Closing), and the employer portion of any employment Taxes incurred by a Group Company in connection with the payment of any such amounts; provided, that, for the avoidance of doubt, Unpaid Transaction Expenses shall not include any amount included in Indebtedness or Net Working Capital;

(uuu)	“UStG” shall mean the German VAT Code (Umsatzsteuergesetz);

(vvv)	“VAT” shall mean value added tax;

(www)

“VDR” shall mean the virtual data room operated by Datasite in which certain documents and information were made available as from January 12, 2025 through the date of this Agreement to the Purchaser and/or members of the Purchaser Group and/or Persons reviewing the respective documents and information on their behalf in the course of the Due Diligence Review.

2.	SALE OF THE SOLD SHARES.

2.1	Sale of the Sold Shares

(a)	Sales. Subject to the terms of this Agreement, the Seller hereby sells to the Purchaser the Sold Shares and the Purchaser hereby accepts each such individual sale.

(b)	Transfers. The Seller hereby assigns the Sold Shares to the Purchaser with in rem effect subject to the following conditions precedent (aufschiebende Bedingungen):

(i)	the Closing Condition pursuant to Section 6.1(a) has been satisfied or validly waived; and

(ii)	the payment in full of the Estimated Purchase Price pursuant to Section 8.2(e).

The	Purchaser accepts such conditional assignment.

(c)	Consideration. The respective consideration to be paid by the Purchaser for the aforementioned individual sales and transfers is provided in Section 3.

2.2	Ancillary Rights

Subject to the terms of this Agreement, the sale and transfer of the Sold Shares pursuant to Section 2.1 shall include all rights and obligations appertaining to the Sold Shares at the Closing.

3.	PURCHASE PRICE ET AL.

3.1	Total Purchase Price

The aggregate purchase price to be paid by the Purchaser to the Seller for the sale and transfer of the Sold Shares shall be:

(a)	an amount in cash of $290,000,000 US dollars (in words: two hundred ninety million US dollars);

plus

(b)	the consolidated amount of Cash and Cash Equivalents of the Group Companies as determined in accordance with Section 3.2 on the basis of the Closing Statement;

minus

(c)	the consolidated amount of Indebtedness of the Group Companies as determined in accordance with Section 3.2 on the basis of the Closing Statement;

plus

(d)	the Net Working Capital Adjustment Amount;

minus

(e)	the Unpaid Transaction Expenses;

(hereinafter collectively the “Total Purchase Price”).

3.2	Purchase Price Adjustment

(a)

No later than three (3) Business Days prior to (but not including) the Agreed Closing Date, the Seller shall provide to the Purchaser a draft written statement (which may be in PDF/e-mail form) (the “Pre-Closing Statement”) together with reasonable supporting details regarding the calculation setting forth (i) its good faith estimate of (A) the estimated Closing Date Net Working Capital and the resulting Net Working Capital Adjustment Amount, (B) the aggregate estimated amount of all Indebtedness of the Group Companies as of the Adjustment Time (C) the estimated Cash and Cash Equivalents of the Group Companies as of the Adjustment Time and (D) the Unpaid Transaction Expenses and (ii) its resulting calculation of the estimated Total Purchase Price (the “Estimated Purchase Price”), in each case prepared in accordance with the Accounting Principles and in a manner consistent with the Sample Closing Statement, for Purchaser’s review and comments. No later than two (2) Business Days prior to (but not including) the Agreed Closing Date, the Seller shall provide to the Purchaser an updated Pre-Closing Statement, provided, that if Seller fails to deliver an updated Pre-Closing Statement, then the draft Pre-Closing Statement delivered to Purchaser by Seller shall be the “Pre-Closing Statement” for all relevant purposes herein. Absent manifest errors, the Pre-Closing Statement shall not be subject to approval by the Purchaser.

(b)

As soon as reasonably practicable after the Closing Date, and in any event within sixty (60) days thereof, the Seller shall prepare and deliver to the Purchaser an updated Pre-Closing Statement as draft management statements comprising (i) an unaudited consolidated balance sheet of the Group Companies as of the Adjustment Time (the “Closing Management Balance Sheet”), and (ii) a written statement setting forth Seller’s good faith calculation, together with reasonable supporting detail of such calculation, of (A) the Closing Date Net Working Capital and the resulting Net Working Capital Adjustment Amount, (B) the aggregate amount of Indebtedness of the Group Companies set forth in the Closing Management Balance Sheet (C) Cash and Cash Equivalents of the Group Companies set forth in the Closing Management Balance Sheet (D) the Unpaid Transaction Expenses, and (E) the resulting Total Purchase Price, in each case, determined without giving effect to (x) the consummation of the transactions contemplated by this Agreement to occur at Closing (including any adjustments as a result of the application of purchase accounting), (y) any financing transactions in connection therewith or by the Purchaser or its Subsidiaries (including the Group Companies) after the Closing or (z) any action or omission by the Purchaser or any of its Subsidiaries (including the Group Companies) with respect to the Group Companies after the Closing as of the Adjustment Time (the “Closing Management Statement”). Except as otherwise provided herein, the Closing Management Balance Sheet and the Closing Management Statement shall be prepared in accordance with the Accounting Principles, in a manner consistent with the Sample Closing Statement and consistent with the same accounting policies, procedures, practices adopted in the preparation of the Financial Statements. If the Seller fails to provide the Closing Management Statement to the Purchaser, without prejudice to any other rights the Purchaser may have, the Purchaser may update the Pre-Closing Statement as draft management accounts as of the Adjustment Time and/or prepare the Closing Management Balance Sheet and Closing Management Statement on its own in

accordance with this Section 3.2(b). The Purchaser shall review and update the Closing Management Balance Sheet and the Closing Management Statement as necessary and as soon as reasonably practicable following the date on which the Purchaser received the Closing Management Balance Sheet and the Closing Management Statement, the Purchaser shall appoint KPMG (or such other internationally reputable independent accounting or financial consulting firm) to audit the Closing Management Balance Sheet updated by the Purchaser and the Closing Management Statement updated by the Purchaser, in each case in accordance with the Accounting Principles and in a manner consistent with the Sample Closing Statement, and in any event within ninety (90) days after its receipt of the Closing Management Balance Sheet and the Closing Management Statements, the Purchaser shall deliver to the Seller the updated Closing Management Balance Sheet (the “Closing Balance Sheet”) and the updated Closing Management Statement (the “Closing Statement”). If the Purchaser fails to provide the Closing Balance Sheet and/or the Closing Statement to the Seller within the time periods allotted by this Section 3.2(b), then the Closing Management Balance Sheet and the Closing Management Statement shall be the Closing Balance Sheet and the Closing Statement, respectively. Nothing in this Section 3.2(b) is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements, or any actual or alleged failure of the Financial Statements to be prepared in accordance with Accounting Principles or in good faith. Following the Closing, the Purchaser shall provide the Seller and its Representatives complete and full access to the business, records, properties, personnel, systems and (subject to the execution of customary work paper access letters if requested) auditors of the Purchaser and/or the Group Companies, and all other information of Purchaser and/or the Group Companies deems reasonably necessary relating to its preparation of the Closing Management Balance Sheet and the Closing Management Statement. Additionally, the Purchaser shall, or shall cause its Subsidiaries (including the Group Companies after the Closing) to, furnish promptly to the Seller such other information concerning the business, records, and properties of Purchaser and/or the Group Companies as the Seller reasonably requests from time to time and cause the personnel of the Purchaser and its Subsidiaries (including the Group Companies after the Closing) to cooperate with the Seller and its Representatives in connection with their preparation of the Closing Management Balance Sheet and the Closing Management Statement and their review of the Closing Balance Sheet and the Closing Statement. The right of the Seller and its Representatives to access documents or information of the Purchaser and/or Group Companies pursuant to this Section 3.2 shall cease after Total Purchase Price is finally determined in accordance this Section 3.2, and with respect to the review of the Closing Balance Sheet and the Closing Statement the access right shall be limited (A) to documents and information covering periods up until Closing Date, and (B) to the sole purpose of reviewing the Closing Balance Sheet and the Closing Statement.

(c)

If the Seller disagrees with the calculation of the Total Purchase Price set forth in the Closing Statement (or any portion of the calculation thereof), it shall notify the Purchaser of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 45 days after its receipt of the Closing Statement. In the event that the Seller does not provide such a notice of disagreement within such 45-day period, Seller shall be deemed to have accepted the Closing Statement and the calculation of the Total Purchase Price set forth therein, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided, the Purchaser and the Seller shall use commercially reasonable efforts for a period of 45 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Closing Statement (or any calculation thereof). If, at the end of such period, they are unable to resolve such disagreements, then PricewaterhouseCoopers LLP (or such other internationally reputable independent accounting or financial consulting firm as may be mutually selected by the Purchaser and the Seller) (the “Accountant”) shall resolve any remaining disagreements. The Accountant shall determine as promptly as practicable, but in any event within 45 days of the date on which such dispute is referred to the Accountant, whether the line items for which disagreements exist between the Purchaser and the Seller on the Closing Balance Sheet and Closing Statement were prepared in accordance with the standards set forth in Section 3.2(b) and whether and to what extent (if any) such line items and the calculation of the Total Purchase Price set forth in the Closing Statement require adjustment. The Purchaser and the Seller shall each instruct the Accountant not to, and the Accountant shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by the Seller, on the one hand, or the Purchaser, on the other hand, or less than the smallest value for such item assigned by the Seller, on the one hand, or the Purchaser, on the other hand, in the Closing Statement or any notice of disagreement contemplated by this Section 3.2(c). The fees and expenses of the Accountant shall be paid by the Purchaser, on the one hand, and the Seller, on the other hand, in inverse proportion to the manner in which such Person prevails on the items resolved by the Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative U.S. dollar values of the amounts in dispute and shall be computed by the Accountant at the time its determination of the items in dispute is rendered. For example, should the items in dispute total an amount equal to $1,000 and the Accountant awards $600 in favor of the Purchaser’s position, 60% of the costs and expenses of the Accountant would be borne by the Seller and 40% would be borne by the Purchaser. The determination of the Accountant shall be final, binding and conclusive on the Parties (absent fraud or manifest error). The date on which the calculation of the Total Purchase Price is finally determined in accordance with this Section 3.2(c) is hereinafter referred to as the “Determination Date”.

(d)	Within five (5) Business Days of the Determination Date a purchase price adjustment payment shall become due and shall be made to the relevant creditor(s) as follows:

(i)

If and to the extent the Total Purchase Price, as finally determined pursuant to Section 3.2(c), exceeds the Estimated Purchase Price, the Purchaser shall pay to the Seller (or one or more Retained Companies designated by the Seller), any difference between the Total Purchase Price and the Estimated Purchase Price in cash in immediately available funds by wire transfer to the Seller’s Account or to an account or accounts designated by the Seller by written notice to the Purchaser; or

(ii)

If and to the extent the Total Purchase Price, as finally determined pursuant to Section 3.2(c), falls short of the Estimated Purchase Price, the Seller shall pay to the Purchaser any such deficit between the Estimated Purchase Price and the Total Purchase Price in cash in immediately available funds by wire transfer to the bank account(s) to be designated by the Purchaser by written notice to the Seller.

3.3	No VAT-Option

(a)	The Parties have the joint understanding that no VAT shall become payable with respect to the signing and/or consummation of this Agreement or any parts thereof.

(b)	The Seller hereby irrevocably waives any potential rights to exercise an option pursuant to section 9 of the UStG or similar provisions under foreign Laws.

(c)

If and to the extent the sale of the Sold Shares is subject to VAT for other reasons than the exercise of an option by the Seller and no reverse charge applies, the Total Purchase Price shall be deemed exclusive of such VAT and the Purchaser shall pay this VAT in addition to the Total Purchase Price, provided that the Purchaser has received from the Seller respective invoices that are each compliant with all applicable Laws.

3.4	Withholding

The payments by the Purchaser pursuant to this Section 3 shall be made in full without deduction or withholding of or in respect of any Tax. If and to the extent the Purchaser is required to withhold any Tax on any payment of the Total Purchase Price allocable to the Seller by order of a competent Tax Authority, pursuant to § 50a para. 7 of the German Income Tax Code (Einkommensteuergesetz) , the Purchaser shall withhold and remit such amount to the competent Tax Authority. Any withholding and remittance of withholding tax pursuant to this Section 3.4 shall be deemed a payment of any such amount and no gross-up to Taxes shall be made. The Purchaser shall promptly notify the Seller in writing upon receiving any such withholding order and shall, upon written request and on cost of the Seller take all reasonable actions (including filing appeals) to reduce such withholding and, in case such withholding order remains binding, provide the Seller with a tax certificate, if required and applicable.

3.5	Treatment of Payments

The Parties agree that payment made under this Agreement (other than the Estimated Purchase Price pursuant to Section 8.2(e)), in particular any payment pursuant to Sections 11 and 12, as well as any restitution in kind provided under this Agreement shall be treated by the Parties as an adjustment of the Total Purchase Price, i.e., an increase or a reduction of the Total Purchase Price and, to the extent permitted by applicable Law, shall be treated by the Parties as such also for Tax purposes. For the avoidance of doubt, the foregoing does not affect the content of the definition Total Purchase Price nor the amount of any cap (be it the W&I Cap, the overall cap pursuant to Section 11.6(f) or the Special Tax Cap).

4.	PRE-CLOSING COVENANTS

4.1	Conduct of Business in the Pre-Closing Period

During the Pre-Closing Period, except as (i) disclosed in Annex 4.1, (ii) approved by the Purchaser (which approval shall not be unreasonably withheld, conditioned, or delayed), (iii) otherwise provided for or permitted in this Agreement, or (iv) required by applicable Law the Seller shall use its shareholders’ right to direct the Company to and to procure the Group Companies to conduct their business in the ordinary course of business, in particular the Seller shall not take, and shall use its shareholders’ right to direct the Company not to take and to procure that none of the Group Companies takes, any of the following measures or actions:

(a)

sell, transfer, create any encumbrance on, or otherwise dispose of, or grant any right to acquire, the Sold Shares or any Group Shares or enter into any commitment with respect to any of the foregoing, in each case, other than Permitted Liens;

(b)	subscribe for new shares, or options for new shares, in any Group Company or any other Person;

(c)	change or amend the articles of association of a Group Company;

(d)	the increase or decrease of the issued share capital of a Group Company;

(e)	the granting of other participation rights in a Group Company or its business;

(f)	the repurchase (Erwerb eigener Anteile) or redemption (Einziehung) of shares in a Group Company;

(g)	the adoption, termination or amendment of any enterprise agreement (Unternehmensvertrag) within the meaning of §§ 291, 292 AktG with a Group Company;

(h)	the merger, spin-off, split-off, conversion or any other measure under the UmwG with respect to a Group Company other than pursuant to existing contracts as listed in Annex 4.1;

(i)	adopt a plan or agreement of complete or partial liquidation or dissolution of any Group Company;

(j)

enter into any transactions, in particular any agreements, with the Seller or any Seller Related Party, except (A) in the ordinary course of business in all material respects, consistent with past practice, or on arm’s length basis, (B) pursuant to or in connection with existing agreements as listed in Annex 4.1 (or agreements entered into after the date hereof in accordance with the terms hereunder), or (C) pursuant to or in connection with the ABL Credit Facility or any documentation entered into in connection therewith, or any amendments or modifications thereto;

(k)	divest any shareholding or material assets of a Group Company, except in the ordinary course of business consistent with past practice;

(l)	conclude, change or withdraw from any consortium or joint venture material to the business of any Group Company;

(m)	enter into any future commodities transactions for the 2026 period except in the ordinary course of business consistent with past practice within reasonable parameters;

(n)	create or otherwise incur any encumbrance on any asset of the Group Companies, other than Permitted Liens;

(o)

have any Group Company make any loans or capital contributions to, or investments in, any Person, in each case, other than (A) loans or capital contributions to, or investments in, any other Group Company and (B) in the ordinary course of business in all material respects, consistent with past practice in all material respects, or on arm’s length basis;

(p)

incur or guarantee any Indebtedness or Liabilities in excess of $100,000 (in words: one hundred thousand US dollars) other than (A) indebtedness incurred from any other Group Company or incurred in the ordinary course of business and on arm’s-length (or better) terms, (B) any Indebtedness or other Liabilities existing (or incurred pursuant to agreements existing) as of the date hereof, including (but not limited to) in connection with the ABL Credit Facility, (C) Permitted Liens, and (D) intercompany balances to be eliminated or otherwise settled at or prior to the Closing in accordance with Section 4.6;

(q)

make any change in any method of financial accounting or financial accounting practice of the Group Companies, except for any such change required by reason of a change in Accounting Principles or other applicable financial accounting standards;

(r)	settle any claim involving the Group Companies, other than in the ordinary course of business;

(s)

amend or otherwise modify or terminate (excluding any expiration in accordance with its terms) any Material Agreement, other than any amendment or modification entered into in the ordinary course of business consistent with past practice on arm’s-length basis or containing terms, taken as a whole, not materially less favorable to the Group Companies than the terms of such Material Agreement in effect as of the Signing Date (for the avoidance of doubt, this clause (s) shall not restrict any amendments, modifications or terminations of the ABL Credit Facility or any documentation entered into in connection therewith);

(t)

conclude, change or withdraw from any employment or service agreements other than required by applicable Law, the terms of any Employee Plan or the terms of any such employment or service agreement in effect as of the Signing Date or implemented thereafter in compliance with this Agreement, with any Group Company Employee with an annual base salary that exceeds $100,000 (other than terminations for cause or misconduct);

(u)

renew the term of any lease agreement of (A) a loss-making store lease; (B) a profit making store lease; or (C) any office or warehouse lease, or enter into any new lease agreement of any kind, in each case with the effect that the term thereof extends beyond 31 December 2025, or which cannot be canceled without penalty before 31 December 2025; in case of clause (B) however, other than any such agreement or contract for which Seller has consulted with and considered the feedback of Purchaser with respect to such renewal;

(v)

renew the term of, or enter into any new, material distribution agreement, material wholesale agreement (other than the China Distribution Agreements as defined below), or any senior management employment contract, in each case with the effect that the term thereof extends beyond 31 December 2025, or which cannot be canceled without penalty before 31 December 2025;

(w)

if not required by applicable Law, make or change any Tax election, change any annual Tax accounting period, enter into any closing agreement with a Tax Authority with respect to Taxes or settle any Tax claim, Tax audit or Tax proceeding, in each case, except in the ordinary course of business consistent with past practice and on arm’s-length basis;

(x)

except as required pursuant to applicable Law or the terms of any Employee Plan, as applicable, or as undertaken in the ordinary course of business, (A) increase the annual compensation payable to any Group Company Employee with an annual base salary that exceeds $100,000 by 15% or more, or (B) adopt or amend any Collective Bargaining Agreement or recognize any labor union or other labor organization as the bargaining representative for any Group Company Employee, in each case, other than as provided under the terms of a Collective Bargaining Agreement in effect on the Signing Date; or

(y)	enter into any commitment with respect to any of the foregoing.

For the avoidance of doubt, the Seller shall be permitted to (A) settle intercompany balances and accounts payable between any Group Company, on the one hand, and the Retained Companies, on the other hand, and make capital increases in connection therewith, (B) take any and all actions in furtherance of this Agreement, and (C) cause each Group Company to pay any Tax obligation as they become due or make any estimated Tax payments with respect thereto. Nothing contained in this Section 4.1 shall be construed as an obligation of the Purchaser to actively manage the business of the Seller or the Group Companies and all obligations of the Seller contained in this Section 4.1 shall be subject to, and restricted by, the limitations of applicable Law. The Parties are in agreement and acknowledge that nothing contained in Section 4.1 shall restrict any Seller Related Party to take all actions necessary or appropriate to execute or consummate the Transaction.

4.2	Information and Cooperation during the Pre-Closing Period

(a)

Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to any Seller Related Party by third parties that may be in Seller Related Party’s possession from time to time, during the Pre-Closing Period, the Seller shall, and shall cause other Seller Related Parties to (in each case, only to the extent necessary to the Purchaser’s transition planning for the business of the Group Companies),

(i)	give the Purchaser and its Representatives reasonable access to the properties, books, contracts, Tax Returns and records of the Group Companies,

(ii)	furnish to the Purchaser and its Representatives such financial and operating data and other information relating exclusively to the Group Companies as such Persons may reasonably request, and

(iii)	cause the appropriate executive officers of the Seller Related Parties to cooperate with the Purchaser in its investigation of the Group Companies.

(b)	Any investigation pursuant to this Section 4.2 shall be conducted,

(i)	in accordance with applicable Laws,

(ii)	during normal business hours,

(iii)	in such manner as not to interfere with the normal conduct of the Group Companies or any of the Retained Companies,

(iv)	subject to restrictions applicable to the Leased Real Property, if any, and

(v)	at the Purchaser’s sole cost and expense.

(c)	Notwithstanding the foregoing,

(i)	the Purchaser shall not have access to:

(A)

personnel records of the Group Company Employees relating to individual performance or evaluation records, medical histories or other information that in Seller’s opinion (in its sole discretion) is sensitive or the disclosure of which could subject Seller or any of its Subsidiaries to risk of Liability,

(B)	any real property owned or leased by Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing, or

(C)	any information to the extent relating to any Tax Return or record of any of the Retained Companies, and

(ii)	The Seller and its Subsidiaries may withhold:

(A)	any information relating to the sale process for the Group Companies and information and analysis (including financial analysis) relating thereto, and

(B)

any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any contract or any applicable Law;

provided that, to the extent practicable and in accordance with such contract or applicable Law, and in a manner that does not result in the waiver of any legal privilege, the Seller Related Parties shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the foregoing subclause (B) apply. The Seller shall have the right to have its Representative present at all times during any such inspections, interviews and examinations. The Purchaser shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.

4.3	Release Documentation

(a)

Existing Bank Financing. Inter alia, (i) the Company as guarantor, (ii) SKYRAGER GmbH as guarantor, (iii) Jack Wolfskin Retail GmbH as guarantor, and (ii) Jack Wolfskin Ausrüstung für Draussen GmbH & Co. KGaA as borrower and guarantor are parties to the ABL Credit Facility.

(b)

Release Documentation. Prior to or on the Agreed Closing Date, the Seller shall deliver to the Purchaser customary release documentation, reasonably satisfactory to the Purchaser, evidencing that, subject to any statutory Law notarization, filing or (de-)registration requirements or waiting periods, Indebtedness of, and guarantees and security interests granted by or against, the Company, SKYRAGER GmbH, Jack Wolfskin Retail GmbH, and Jack Wolfskin Ausrüstung für Draussen GmbH & Co. KGaA, in each case, under the ABL Credit Facility, shall be released, terminated and/or retransferred, as applicable, upon the consummation of the Closing (the “Release Documentation”). The Purchaser undertakes to (i) take all reasonable actions, and to provide all reasonable information, as reasonably required or expedient in order to enable the Seller to deliver the Release Documentation, and (ii) make available the funds as required to settle all outstanding amounts as defined in the Release Documentation.

4.4	Shared Contracts

(a)

Notwithstanding anything to the contrary herein, Shared Contracts and any rights or obligations thereunder shall not be deemed to be assets of the Group Companies. The Parties shall use commercially reasonable efforts to cause the Shared Contracts set forth in Annex 4.4 (“Mirrored Shared Contracts”) to be replaced with separate contracts that provide that the Seller (with respect to the Retained Companies) and the Purchaser (with respect to the Group Companies) receive only such rights and obligations under a replacement contract as are substantially similar to those contract rights and obligations used by it (or, in the case of the Purchaser, used by the Seller with respect to the Group Companies) in the conduct of its business immediately prior to the Closing Date. The Parties agree to cooperate and provide each other with reasonable assistance in effecting such separation of such Mirrored Shared Contracts for a period of six months following the Closing Date.

(b)

The Purchaser shall be solely responsible for any additional Purchaser-related costs or fees arising from and under a replacement contract, in connection with the separation of a Mirrored Shared Contract, or in connection with any arrangement described in this Section 4.4. Until any such Mirrored Shared Contract is separated, to the extent permissible under Law and the terms of such Mirrored Shared Contract, each of the Parties shall (i) assume and perform the Liabilities and obligations under such Mirrored Shared Contract relating to its respective business or that of its Affiliates (and shall promptly reimburse the other Party for any reasonable expenses relating thereto incurred by the other Party or its Affiliates), (ii) hold in trust for the benefit of the other Party, and shall promptly forward to the other Party, any monies or other benefits received pursuant to such Mirrored Shared Contract relating to the business of the other Party or its Affiliates and (iii) endeavor to institute alternative arrangements intended to put the Parties in substantially the same economic position as if such Mirrored Shared Contract were separated as of the Closing Date; provided, however, that if the Parties are not able to effect the separation of any Mirrored Shared Contract within six months after the Closing Date, then Seller and its Affiliates shall have no further obligation to the Purchaser or its Affiliates with respect thereto and may freely terminate such Mirrored Shared Contract. The Purchaser shall be solely responsible for replacing any Mirrored Shared Contracts not separated or transitioned hereunder.

(c)

With respect to Liabilities pursuant to, under or relating to a given Mirrored Shared Contract (“Mirrored Shared Contractual Liabilities”), such Mirrored Shared Contractual Liabilities shall, unless otherwise allocated pursuant to this Agreement or other Transaction Document, be allocated between the Seller, on the one hand, and the Purchaser, on the other hand, as follows:

(i)

first, to the extent a Mirrored Shared Contractual Liability is incurred exclusively in respect of a benefit received by the Retained Companies or the Group Companies, such Liability shall constitute a Liability of the Seller or Liability of the Purchaser, respectively; and

(ii)

second, to the extent a Mirrored Shared Contractual Liability cannot be so allocated under paragraph (i) above, such Liability shall be allocated to the Seller, on the one hand, and to the Purchaser, on the other hand, as the case may be, based on the relative proportion of total benefits received ((A) to the extent the Liabilities relate to a specific period, over such period and (B) otherwise over the term of the Mirrored Shared Contract, measured up to the date of the allocation) by the Retained Companies, on the one hand, or the Group Companies, on the other hand, under the relevant Mirrored Shared Contract.

(d)

If the Seller, on the one hand, or the Purchaser, on the other hand, receives any benefit or payment under any Mirrored Shared Contract which was intended for the other Party, the Parties will use their respective commercially reasonable efforts to deliver, transfer or otherwise afford such benefit or payment to the other Party.

4.5	Release of Group Company Guarantees

(a)

The Purchaser shall use its reasonable best efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to the Seller, on or before the Closing Date, valid and binding written unconditional releases of the Seller Related Parties, as applicable, from any Liability, whether arising before, on or after the Closing Date, under any Group Company Guarantees, which shall be effective as of the Closing, including by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.

(b)

If a Seller Related Party has not been fully and unconditionally released as of the Closing, then after the Closing Date: (i) the Purchaser and the Seller shall cooperate and use their respective reasonable best efforts to terminate, or, if the Parties are unable to so terminate, cause the Purchaser or one of its Affiliates to be substituted in all respects for any Seller Related Party in respect of, all obligations under such Group Company Guarantees, (ii) the Purchaser shall indemnify and hold harmless the relevant Seller Related Party and their respective stockholders or representatives for any damages arising from or relating to such Group Company Guarantees, including any claim or demand for payment made on any Seller Related Party under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds (in each case, if applicable, in proportion to the amount relating to the Group Companies relative to any amount not relating to the Group Companies), (iii) the Purchaser shall not permit any of the Group Companies to (A) renew or extend the term of, (B) increase or otherwise modify (other than terminate or limit) any obligations under, (C) transfer to another third party or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any loan, contract or other obligation for which any Seller Related Party is, or would reasonably be expected to be, liable under such Group Company Guarantee. To the extent that the Seller Related Parties have performance obligations under any Group Company Guarantee after the Closing Date, the Purchaser will use best efforts to (x) perform such obligations on behalf of the relevant Seller Related Party or (y) otherwise take such action as reasonably requested by the Seller so as to put the Seller Related Parties in the same position as if the Purchaser, and not a Seller Related Party, had performed or were performing such obligations.

(c)

Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, (i) each Seller Related Party may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Group Company Guarantees and (ii) none of the Seller Related Parties will have any obligation to renew any letters of credit or surety or performance bonds issued on behalf of any Group Company after the expiration of any such letters of credit or surety or performance bonds.

4.6	Intercompany Balances; Affiliate Transactions.

(a)

Except as set forth in Annex 4.6-1 all intercompany balances (excluding any trade payables incurred in the ordinary course of business) between any of the Group Companies, on the one hand, and any Seller Related Party, on the other hand, shall be eliminated by discharge or otherwise in their entirety effective at or prior to the Closing.

(b)

Except for the Transaction Documents, contracts relating to the Retained Companies or the contracts set forth in Annex 4.6-2, on or prior to the Closing, Seller shall take all actions necessary to cause any and all contracts between any Seller Related Party, on the one hand, and any Group Company, on the other hand, to have been terminated without any continuing obligation of any Group Company.

4.7	Cooperation with Equity Financing

(a)

The Purchaser agrees to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Equity Financing as promptly as practicable following the Signing Date and to consummate the Equity Financing on the Closing Date. Such actions shall include, but not be limited to, the following:

(i)	maintaining in effect and not cancelling any commitments under the Equity Commitment Letter;

(ii)	causing the full amount of the Equity Financing to be consummated upon satisfaction of the Financing Conditions contained in the Equity Commitment Letter;

(iii)

upon the request of the Seller, the Purchaser will confirm (A) with its financing sources their intent and ability to perform, and the availability of the Financing, under the Equity Commitment Letter, subject only to satisfaction or waiver of the Financing Conditions, and (B) that neither it nor its financing sources are aware of any event or condition that could reasonably be expected to result in the failure of a Financing Condition; and

(iv)

enforcing its rights under or with respect to the Equity Financing, including by seeking to cause the other parties thereto to fulfill their obligations under the Equity Commitment Letter (including by seeking damages or taking other enforcement actions, including seeking an order of specific performance).

(b)

Prior to the Closing, the Purchaser shall not, without the prior written consent of the Seller, agree to, or permit, any amendment, restatement, replacement, supplement, or other modification of, or waiver or consent under, the Equity Commitment Letter or other documentation relating to the Equity Financing that would,

(i)	reasonably be expected to adversely affect the Purchaser’s ability to consummate the transactions contemplated to occur under this Agreement on the Closing Date;

(ii)	reduce the aggregate amount of the Equity Financing;

(iii)	impose new or additional conditions or expand upon (or amend or modify in any manner) the conditions precedent to the Equity Financing as set forth in the Equity Commitment Letter; or

(iv)	reasonably be expected to prevent, delay, impeded or impair the Closing.

The Purchaser shall promptly deliver to the Seller copies of any such amendment, restatement, amendment and restatement, replacement, supplement, modification, waiver or consent.

(c)	Neither the Purchaser nor any of its Affiliates shall take any action that could reasonably be expected to materially delay or prevent the consummation of the Equity Financing.

(d)

Notwithstanding anything to the contrary, nothing in this Section 4.7 shall (i) require funding of any equity financing other than the Equity Financing, or (ii) the payment of fees in connection with the Equity Financing in excess of the amounts contemplated by the Equity Commitment Letter.

4.8	Undercapitalization JW France

Prior to the Agreed Closing Date, the Seller shall use commercially reasonable efforts to take such actions set forth on Annex 4.8, in order to evidence that Jack Wolfskin France Retail Sarl has restored its net equity to at least half of its share capital and is otherwise in compliance with the applicable Law in all material respects in this regard.

4.9	Invention Patent

Prior to or on the Agreed Closing Date the Seller shall use commercially reasonable efforts to provide the Purchaser with documentation reasonably satisfactory to the Purchaser, evidencing that the applicant of the invention patent applications set forth in Annex 4.9 have been changed to Group Companies.

4.10	China Distribution Agreement

The Seller shall not and shall procure that no Group Company will prolong, extend, renew or enter into any new contract, in each case with the effect that term of a China Distribution Agreement exceeds 31 December 2025, or which cannot be canceled without penalty before 31 December 2025.

Prior to the Closing, the Seller shall use commercially reasonable efforts to deliver to the Purchaser copies of all China Distribution Agreements indicating which such China Distribution Agreements, if any, are not in form and substance materially consistent with the similar agreements entered into by the Group Companies in the calendar year 2024.

For purposes of this Section 4.10, a “China Distribution Agreement” is an effective agreement entered into by and between any Group Company with any distributor or wholesaler in relation to any distribution, wholesale or other business activities in the PRC.

5.	EMPLOYEE MATTERS

5.1	Employee Communications and Consultation

(a)

Prior to the Closing, the Purchaser shall provide the Seller with advance copies of, and a reasonable opportunity (but in no event less than five (5) Business Days) to comment on and approve (which approval shall not be unreasonably withheld), all communications (in whatever form) to any Group Company Employee to be distributed prior to the Closing regarding the transactions contemplated by this Agreement (whether relating to employee benefits, post-Closing terms of employment or otherwise). In addition, the Purchaser shall provide all information reasonably requested by the Seller, in order to permit the Seller to communicate the circumstances of the transactions contemplated by this Agreement to any Group Company’s works council.

(b)

Prior to Closing, the Seller shall carry out any communication and consultation process with employee representative bodies of the Group Companies including with any works council in each case as required by applicable law. The Purchaser shall provide all information to the Seller upon reasonable request, in order to permit such communication of the circumstances of the transactions contemplated by this Agreement to any Group Company’s works council. The Seller shall provide the Purchaser with advance copies of any written communication to employee representative bodies of the Group Companies to be distributed prior to the Closing and shall consider comments from the Purchaser to such written communications in good faith.

5.2	Cash Incentive Payments

To the extent unpaid as of the Closing Date, the Purchaser shall, or shall cause the Group Companies to, pay bonuses to the Continuing Employees under each Group Company Plan that is a cash incentive plan (the “Cash Incentive Plans”), with respect to the performance period in effect on the Closing Date, in each case, in accordance with the terms and conditions applicable to such Cash Incentive Plans and in the amounts determined in accordance with such Cash Incentive Plans; provided, however, that in no event shall the amount of such bonuses be less than the amounts accrued under such Cash Incentive Plans at Closing. Payment of such bonuses pursuant to the Cash Incentive Plans shall be paid by the Purchaser or any Group Company at the time or times that such payments would normally be paid by the Seller or the applicable Group Company, but in all events within 60 days following the end of the applicable performance period relating to the Cash Incentive Plan in accordance with all terms and conditions applicable to such Cash Incentive Plan. For the avoidance of doubt, the Parties acknowledge and agree that any payments and liabilities under the Cash Incentive Plans until the Closing Date, to the extent unpaid as of the Closing Date, are to be economically borne by the Seller as an item of Indebtedness hereunder (to the extent not included in the calculation of Net Working Capital).

5.3	Service Credit

With respect to each Continuing Employee, effective from and after the Closing, the Purchaser shall, and shall cause its Affiliates (including, following the Closing, the Group Companies) to, (a) recognize, for all purposes (other than benefit accrual under a defined benefit pension plan) under all plans, programs and arrangements established or maintained by the Purchaser or its Affiliates (including, following the Closing, the Group Companies) for the benefit of such Continuing Employees (the “Purchaser Plans”) service with the Group Companies prior to the Closing to the extent such service was recognized under the corresponding Employee Plan covering such Continuing Employee, including for purposes of eligibility, vesting and benefit levels and accruals, in each case, except where it would result in a duplication of benefits, (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all Purchaser Plans, except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such individual under the corresponding Employee Plan covering such Continuing Employee and (c) provide full credit for any co-payments, deductibles or similar payments made or incurred by a Continuing Employees under a corresponding Employee Plan covering such Continuing Employee prior to the Closing for the plan year in which the Closing occurs.

5.4	Third-Party Rights

Other than as set forth in Section 19.8, the provisions contained in this Agreement with respect to any Group Company Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Group Company Employee or other current or former service providers of the Seller Related Parties (or dependent or beneficiary of any of the foregoing). Nothing herein shall be deemed an amendment to or creation of any plan providing benefits to any Group Company Employee or other current or former service providers of the Seller Related Parties (or dependent or beneficiary of any of the foregoing) (including but not limited to any Purchaser Plan or Employee Plan) or shall be deemed to prohibit or any member of the Purchaser Group from (i) terminating, reassigning, promoting or demoting any Continuing Employee following the Closing or (ii) changing (or causing the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such service providers at any time following the Closing. In addition, the provisions contained in this Agreement shall not, and shall not be deemed so as obligate any member of the Purchaser Group to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent any member of the Purchaser Group from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.

6.	CLOSING CONDITION; CLEARANCES

6.1	Closing Conditions

The obligation of the Seller and the Purchaser in respect of the performance of the Closing Actions provided in Section 8.2 to be performed by such respective Party is conditional upon the satisfaction of the following conditions precedent (aufschiebende Bedingungen) (the “Closing Conditions”):

(a)

the Transaction has been approved, or is deemed to have been approved, by all merger control authorities set out in Annex 6.1(a)-1, and all foreign investment control authorities set out in Annex 6.1(a)-2, or the prohibition to complete the Transaction has otherwise fallen away (the “Regulatory Closing Condition”);

(b)	no Material Adverse Effect shall have occurred since the Signing Date and be continuing; and

(c)

no Law enacted, entered, promulgated or issued after the Signing Date by any Administrative Authority of competent jurisdiction shall be in effect restraining, enjoining or prohibiting or making illegal the consummation of the transactions contemplated by this Agreement.

Neither the Purchaser nor the Seller may rely on the failure of any Closing Condition to be satisfied if such failure was primarily caused by the failure of the Purchaser, on the one hand, or the Seller, on the other hand, respectively, to comply with its obligations under this Agreement.

6.2	Filings and Clearances

Each Party shall, and shall cause its Affiliates to, take all steps necessary to ensure that the satisfaction of the Regulatory Closing Condition (the “Clearances”) is obtained as soon as possible after the Signing Date and that each other Party is kept fully informed of the status of the relevant proceedings before the competent Administrative Authorities and the corresponding filings to such Administrative Authorities (“Filings”). In particular, each Party undertakes to cooperate with the other Party in providing all reasonably required information without undue delay (unverzüglich) and to assist in the Filings. The Purchaser shall, and shall cause its Affiliates to:

(a)	ensure that all required Filings are made within five (5) Business Days after the Signing Date (unless applicable Law requires an earlier filing);

(b)

reasonably in advance of submitting any Filing or any subsequent material written or oral submission, agree with the Seller on the contents of such Filing and submission, and promptly provide to Seller copies of all final submitted Filings or subsequent material written submissions, it being understood that any confidential information and business secrets shall be made available on a counsel-to-counsel basis only;

(c)

provide Seller the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by videoconference or telephone, with any Administrative Authority in connection with the Transaction;

(d)	not without the prior written approval of the Seller agree with any competent Administrative Authorities on any suspension, or the extension of any suspension, of the statutory waiting periods;

(e)

take, or cause to be taken, all steps (including any remedies, conditions or undertakings) which are necessary for the fulfillment of any requirements of the competent Administrative Authorities, the receipt of the Clearances or the satisfaction of the Regulatory Closing Condition, in particular,

(i)

propose to the competent Administrative Authorities within the time limits required by applicable Law and the competent Administrative Authorities all commercially reasonable remedies with respect to the Group Companies necessary to alleviate potential concerns engendered by the Transaction and obtain the Clearances, and commit itself to accepting and implementing such remedies with respect to the Group Companies vis-à-vis the competent Administrative Authorities, to facilitate the completion of the Transaction as soon as possible; and

(ii)

before proposing such remedies to the competent Administrative Authorities, reveal the remedies to be proposed to the Seller, allowing the Seller to assess the remedies’ impact on any potential concern the competent Administrative Authorities may have in regard to the Transaction and take into account Seller’s reasonable comments with respect thereto; and

(f)

not, and not allow its Affiliates to, acquire or agree to acquire equity or assets of, or other interests in, or merge or consolidate with (or agree to merge or consolidate with), any corporation, partnership, association or other Person, or any business unit, division, subsidiary, assets or other portion thereof, if such action could reasonably be expected to (i) increase the risk of any Administrative Authority seeking, entering, promulgating, enacting or enforcing a Law prohibiting the consummation of the Transaction, (ii) increase the risk of not being able to remove any such Law on appeal or otherwise, (iii) delay the receipt of the Clearances and the satisfaction of the Regulatory Closing Condition or (iv) otherwise prevent or delay the consummation of the Transaction.

7.	TERMINATION

7.1	Termination Events

This Agreement can be terminated and the transactions contemplated hereby abandoned with immediate effect for all Parties at any time prior to the Closing:

(a)	by mutual written consent of the Purchaser and the Seller; or

(b)	by the Seller by way of notice to the Purchaser:

(i)	if the Closing has not occurred, by December 31, 2025 (the “Longstop Date”);

(ii)

if any Administrative Authority having competent jurisdiction has issued a final, non-appealable order, injunction, judgment or decision, or enacted, promulgated or enforced a Law, that is in force, in each case, permanently enjoining, prohibiting, preventing or making unlawful the Transaction; or

(iii)

if all or some of the Closing Actions that have become due to be taken by the Purchaser have neither been taken by the Purchaser (in accordance with Section 8.2) nor waived by the Seller until the third (3rd) Business Days after the day on which they became due to be taken, and the Seller is otherwise prepared to consummate the Closing;

(c)	by the Purchaser by way of notice to the Seller:

(i)	if the Closing has not occurred, by the Longstop Date;

(ii)

if any Administrative Authority having competent jurisdiction has issued a final, non-appealable order, injunction, judgment or decision, or enacted, promulgated or enforced a Law, that is in force, in each case, permanently enjoining, prohibiting, preventing or making unlawful the Transaction; or

(iii)

if all or some of the Closing Actions that have become due to be taken by the Seller have neither been taken by the Seller (in accordance with Section 8.2) nor waived by the Purchaser until the third (3rd) Business Days after the day on which they became due to be taken, and the Purchaser is otherwise prepared to consummate the Closing;

provided, in any event, that no Party shall be entitled to terminate this Agreement unilaterally on the basis of this Section 7.1 whose failure to comply with any covenant or obligation (including in respect of the performance of a Closing Action) pursuant to this Agreement was the primary cause of the non-satisfaction of a Closing Condition or the failure of the Closing or a Closing Action to occur.

7.2	Effect of Termination

In case of a termination of this Agreement pursuant to Section 7.1,

(a)

no Party shall have any continuing obligations towards any other Party under this Agreement, other than obligations under Sections 16 (Confidentiality; Press Release; Virtual Data Room), 17 (Costs and Taxes), 18 (Notices), 19 (Miscellaneous Provisions) and 20 (Governing Law; Arbitration) (collectively, the “Surviving Provisions”), which shall survive such termination and remain in full force and effect together with any definitions contained in other provisions of this Agreement and referenced/used therein;

(b)	Closing Actions already performed at the time of the termination of the Agreement (if any) shall be reversed; and

(c)

no Party shall have any rights or claims against any other Party other than (i) claims under this Section 7, (ii) claims for any intentional and willful breaches of this Agreement which occurred prior to the termination, and (iii) claims, if any, under the Surviving Provisions, any such claims to survive the termination of this Agreement.

8.	CLOSING MATTERS

8.1	Agreed Closing Date; Place and Time of Closing Actions

On the Agreed Closing Date, at 9:00 a.m. (CE(S)T), the Parties shall meet at the offices of, Morgan, Lewis & Bockius LLP in Munich, or the Parties shall meet at such date, time, and/or place or virtually as the Purchaser and the Seller may otherwise mutually agree upon in writing (including by email), and shall thereupon promptly take the Closing Actions as provided for hereinafter.

8.2	Closing Actions

On the Agreed Closing Date, the Seller and the Purchaser shall, in prompt succession, take the following actions (the “Closing Actions”) in the sequence as set out below; provided that (i) to the extent a Closing Action operates for the benefit of one or more Parties, such Party/Parties shall (jointly) be entitled to waive the performance, or the allocated sequence of, such Closing Action (in whole or in part) and (ii) a Party that owes the performance of a Closing Action may elect to perform such Closing Action owed by it prior to the Agreed Closing Date (which election shall not affect the maturity of any other Closing Actions):

(a)	Release Documentation. The Seller shall deliver to the Purchaser a copy of the final and, if applicable, executed Release Documentation.

(b)	Bring-Down Certificate. The Seller shall deliver to the Purchaser a copy of the executed W&I bring down certificate in the form as attached hereto as Annex 8.2(b) (the “Bring Down Certificate”).

(c)

Termination/Withdrawal of Board Mandates. The Seller shall deliver to the Purchaser copy of executed documentation, reasonably satisfactory to the Purchaser, evidencing that the Withdrawing Board Members set forth in Annex 14.4 have been validly removed or resigned from their office with effect as of the Closing.

(d)

Exoneration and Release. The Seller shall pass a shareholders’ resolution releasing and exonerating (entlasten) the managing directors, the Withdrawing Board Members and the other board members of the Company until the Closing Date.

(e)	Closing Payments. The Purchaser shall pay the Estimated Purchase Price in accordance with Section 1.3 to the Seller’s Account.

(f)

Closing Power of Attorney. The Seller shall deliver to the Purchaser a power of attorney substantially in the form as attached in Annex 8.2(f) granting the Purchaser the right to exercise the Seller’s rights as shareholder of the Company after the Closing with respect to the Sold Shares (the “Closing Power of Attorney”).

8.3	Closing Protocol

Immediately after all Closing Actions have been carried out, or validly waived by the relevant Party, the Parties shall execute a closing protocol confirming that (i) the Closing Condition has been satisfied or validly waived and (ii) all Closing Actions have been carried out, or validly waived by the relevant Party, substantially in the form as attached in Annex 8.3.

8.4	Filing of Shareholders’ List

Promptly upon occurrence of the Closing, the Seller and the Purchaser shall submit to the acting notary a joint instruction and authorization to file with the competent commercial register, in accordance with § 40 para. 2 GmbHG, an updated shareholders’ list (Gesellschafterliste) of the Company reflecting the change in the shareholder structure and the Purchaser being the sole shareholder of the Company as of the Closing Date.

9.	SELLER’S WARRANTIES

9.1	Introductory Part

(a)

Except as disclosed in any provision of, or any annex to, this Agreement (in each case regardless of whether such provision or annex is expressly referenced in a particular paragraph of this Section 9 or not), and subject to the limitations and qualifications provided in this Agreement (and, in particular, in Section 11), the Seller hereby agrees to be liable pursuant to the provisions of this Agreement (notably Sections 10 and 11 in connection with this Section 9) to the Purchaser by way of an independent promise of guarantee irrespective of fault (selbständiges, verschuldensunabhängiges Garantieversprechen) in accordance with § 311 para. 1 BGB if and to the extent the statements provided in Section 9.2 through Section 9.19 (the “Statements”) are incorrect as of the Signing Date (or such reference date as specifically set forth therein, if any) (an individual set of circumstances (Lebenssachverhalt) rendering a Statement inaccurate, each a “Guarantee Breach”), provided, however, that any liability of the Seller shall be subject to the W&I Cap except for Exempted Claims, but then subject to the overall cap pursuant to Section 11.6(f) and any other limitations or restrictions set out in this Agreement. If, and to the extent that, the same set of circumstances contradicts more than one of the Statements, the Purchaser may only assert claims in respect of the more specific Statement and only subject to the provisions of this Agreement.

(b)

Any statement in the Bring Down Certificate shall not be construed, interpreted or a repetition of any of the Statements as of the date of the Bring Down Certificate or as of the Closing Date, but only be an information of any facts and circumstances that the Seller became aware after the Signing Date that would render any of the Statements incorrect if the Statements were made as of the date of the Bring Down Certificate.

(c)

The Statements shall neither constitute a quality agreement within the meaning of § 434 para. 2 sentence 1 BGB (Beschaffenheitsvereinbarung), nor shall they be construed as a guarantee within the meaning of § 443, § 444 BGB (Garantie für die Beschaffenheit der Sache); § 442 BGB (but without prejudice to Sections 11.4) § 377 HGB shall not apply.

(d)

The scope and content of each Statement shall be exclusively defined by the provisions of this Agreement and shall solely serve as a potential basis for liability as an integral and inseparable part, and subject to the limitations agreed in respect, of the liability concept provided in this Agreement (in particular in connection with Sections 10 and 11). The disclosure by the Seller of any item, information or other matter in respect of the Statements (i) shall not be deemed to constitute an acknowledgement by the Seller that such item, information or other matter is material, (ii) is not intended to broaden or constitute, and shall not be construed as broadening or constituting, the Statements except as and to the extent provided in this Agreement, and (iii) shall be deemed to have been disclosed in or with respect to such other Statements if its relevance to such other Statement or Statements is reasonably apparent.

9.2	Sold Shares; No Seller Insolvency; Authority; No Retained Business Assets

The Statements in this Section 9.2 are agreed to refer to the Signing Date and to the Closing Date.

(a)

Existence. The Seller is a corporation duly incorporated and validly existing under the laws of Delaware and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted.

(b)

Sold Shares. The statements set forth in Recital B and Annex B are complete and correct. The Sold Shares validly exist, are fully paid up, have not been repaid and are not subject to any contribution obligation (Nachschusspflicht), and are free and clear of rights of third parties, except for Permitted Liens. The Seller is the legal and beneficial owner, and is entitled freely to dispose (subject only to applicable Law), of the Sold Shares. No option, pre-emptive right or other right of any third party to acquire the Sold Shares exists as a result of the Transaction or otherwise. No trust agreement, silent participation or sub-participation exists with respect to the Sold Shares.

(c)

No Seller Insolvency. No bankruptcy, insolvency or judicial composition proceedings have been commenced or, applied for under any applicable Law against the Seller, nor is the Seller compelled under any applicable Law to apply for the commencement of such proceedings as a result of it being over-indebted (überschuldet) or illiquid (zahlungsunfähig).

(d)

Authority. This Agreement has been duly and validly executed by the Seller and constitutes, and the other Transaction Documents to which the Seller will be a party when duly and validly executed and delivered by Seller will constitute, assuming due and valid authorization, execution by the other parties thereto, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms and conditions, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization or moratorium Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (collectively, the “Enforceability Exceptions”). The Seller has the requisite corporate power and authority to enter into this Agreement and the other Transactions Documents to which the Seller will be a party, and to perform its respective obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement have been, and in the case of any Transaction Documents to be delivered by the Seller at or prior to the Closing, will be, been duly and validly authorized by all requisite corporate action on the part of each such Seller. Assuming compliance with any applicable requirements under merger control Laws or any other regulatory requirements, the execution and performance of this Agreement by the Seller require no approval or consent by any Administrative Authority and do not violate any applicable Laws binding on the Seller, in each case, in any material respects.

9.3	Establishment and Corporate Power; Corporate Information; Group Shares

(a)

Establishment and Corporate Power. Each Group Company (i) has been duly formed or organized, and validly exists, under the Law of its respective jurisdiction of incorporation or organization, and (ii) has the organizational power to own, lease and operate its respective assets or properties and to carry on its respective business as presently conducted. Where applicable, the statutory provisions and case law requirements regarding economical re-establishment of companies (wirtschaftliche Neugründung) were at all times complied with by the Company.

(b)	Corporate Information.

(i)	The statements made in Recital A in respect of the Company are correct.

(ii)	The corporate information in relation to the Subsidiaries provided in Annex C is correct.

(c)

Group Shares. Except as disclosed in Annex 9.3(c) (A) each respective Group Company identified in Annex C as a holder of Group Shares is the legal and beneficial owner, and is entitled to freely dispose (subject only to applicable Law), of such respective Group Shares, (B) the Group Shares validly exist, are fully paid up, have not been repaid and are not subject to any contribution obligation (Nachschusspflicht), and are free and clear of rights of third parties except for Permitted Liens and (C) no option, pre-emptive right or other right of any third party to acquire any Group Shares from any Group Company exists as a result of the Transaction or otherwise, and (D) no trust agreement or sub-participation exists with respect to any Group Shares.

(d)

No Further Assets/Interests. Except as disclosed in Annex 9.3(d), the Company is a mere holding company and does not, directly, own or hold any assets, liabilities, shares, equity interests, silent participations, sub-participations, profit-participating loans, or any other rights relating to profits in or with respect to any legal entity other than its interest in JW Stargazer Holding GmbH.

9.4	Articles of Association; No other Interests/Silent Partnerships; No Insolvency

(a)

Articles of Association. Annex 9.4(a) contains a complete and correct copy of the articles of association of the Company, as in effect on the Signing Date. No amendment to the articles of association of the Company has been resolved on or before the Signing Date that is as of the Signing Date still outstanding to become effective but not effective yet.

(b)

No other Interests, No silent Partnerships. No Group Company is a party to any silent partnership (stille Gesellschaft). No Group Company holds any shares, interests or equity in, or has entered into any agreement to hold any shares, interests or equity in, or to establish, any entity other than the Group Companies.

(c)

No Insolvency. Except as disclosed on Annex 9.4(c) no bankruptcy, insolvency or judicial composition proceedings have been commenced or, to the Seller’s Knowledge, applied for under any applicable Law against a Group Company, nor is a Group Company compelled under any applicable Law to apply for the commencement of such proceedings as a result of it being over-indebted (überschuldet) or illiquid (zahlungsunfähig).

9.5	Financial Statements

(a)

Attached as Annex 9.5(a) are true and complete copies of the unaudited consolidated statements of financial position and consolidated income (loss) statements of the Group Companies as of December 31, 2021, 2022, 2023 and 2024 (collectively, the “Financial Statements”).

(b)

Preparation of Financial Statements. Except as set forth in Annex 9.5(b), the Financial Statements (i) have been prepared from, and are in accordance with the books and records of the applicable Group Companies and the Accounting Principles in all material respects (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position and consolidated results of operations and cash flows of the Group Companies as of the respective dates or for the respective time periods set forth therein. The Financial Statements have been a part of the consolidated financial statements of the Seller for Seller’s financial years 2021 to 2024 and as such have been reviewed by Deloitte. The Group Companies have been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Group Companies operated as an independent enterprise during the periods presented in the Financial Statements.

(c)

Controls over Financial Reporting. The Seller maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting related to the Group Companies. Seller (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Seller related to the Group Companies in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Seller’s auditors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information related to the Group Companies and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting.

(d)

Absence of Changes. Except for actions taken in preparation for the transactions contemplated by this Agreement, from the Balance Sheet Date through the Signing Date, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Group Companies that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect and (ii) the Group Companies have conducted their business and operated their properties in the ordinary course of business in all material respects.

(e)

No Undisclosed Liabilities. As of Signing Date, there is no material Liability of the Group Companies that would be required to be set forth or reserved for on a balance sheet of the Group Companies prepared in accordance with Accounting Principles consistently applied and in accordance with past practice, except for liabilities, debts and obligations (i) reflected or reserved for on the relevant Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the Balance Sheet Date in the ordinary course of business in all material respects, (iii) disclosed in Annex 9.5(e), (iv) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

9.6	Material Agreements

(a)

Annex 9.6(a) lists every agreement that qualifies as agreement of any of the following types to which, as of the Signing Date, a Group Company is a party and of which the principal obligations (Hauptleistungspflichten) have not been fulfilled by all respective parties thereto (other than any Employee Plan) (such listed agreements satisfying the aforementioned criteria collectively, the “Material Agreements”):

(i)	agreement establishing a corporate joint venture, corporate partnership, strategic alliance or shareholders’ agreement that is material to the business of the Group Companies;

(ii)

loan agreement with financial institutions or other agreement evidencing financial debt for borrowed money (other than (x) intercompany indebtedness solely among the Group Companies, (y) the ABL Credit Facility and any documentation entered into in connection therewith, and any amendments or modifications thereto whether existing as of the date hereof or entered into after the date hereof, or (z) relating to current account relationships – Kontokorrentbeziehungen or credit cards), in each case under which a Group Company owes an amount exceeding $100,000 (in words: one hundred thousand US dollars) in the individual case;

(iii)

guarantee (Garantie), suretyship (Bürgschaft) or similar enforceable contractual obligation issued by any Group Company for any debt of any Person other than a Group Company in excess of $100,000 (in words: one hundred thousand US dollars) (other than the ABL Credit Facility and any documentation entered into in connection therewith, and any amendments or modifications thereto whether existing as of the date hereof or entered into after the date hereof in accordance with the terms hereunder, in each case to the extent released on or prior to the Closing Date or with respect to which Release Documentation is delivered on or prior to the Closing Date in accordance with Section 4.3(b));

(iv)	any enterprise agreement (Unternehmensvertrag) within the meaning of §§ 291, 292 AktG;

(v)

any lease of personal property requiring (A) annual payments of $600,000 (in words: six hundred thousand US dollars) or more and (B) that cannot be terminated on not more than 120 days’ notice without payment by any Group Company of any penalty;

(vi)

any exclusive distribution, exclusive supplier, exclusive sale agency, or exclusive license agreement, or other agreement that expressly limits the freedom of any Group Company to compete in any line of business or with any Person or in any area in any material respect, except as would not reasonably be expected to be material to the Group Companies when taken as a whole;

(vii)	any material agreements with any Administrative Authority to which a Group Company is a party;

(viii)	all consultancy agreements providing for a fixed or minimum annual remuneration in excess of $75,000 (in words: seventy-five thousand US dollars) in the calendar year 2024;

(ix)

framework or master agreement with the top 10 (ten) major suppliers or vendors (the “Material Suppliers”) and the top 10 (ten) major customers (the “Material Customers”) of the Group Companies taken as a whole (based on aggregate sales value in 2024); and

(x)

any agreements not concerning production or supply and not made in the ordinary course of business, the absence of which, if not reasonably replaceable, would have, or are reasonably likely to have, a Material Adverse Effect to the business of the Group Companies as it is conducted on the Signing Date.

(b)

The Seller has delivered to the Purchaser or disclosed in the VDR copies of all written Material Agreements, including all material amendments thereto. Unless terminated during the Pre-Closing Period, each Material Agreement is valid and in full force and effect, represents the legal, valid and binding obligations of the Group Companies party thereto and is enforceable by the applicable Group Company in accordance with its terms.

(c)

Except as disclosed in Annex 9.6(c), (i) no Group Company or, to the Seller’s Knowledge, any other party thereto is in material breach of or material default under any such Material Agreement, (ii) no Group Company has received any written claim or notice of material breach of or material default under any such Material Agreement, or allegation that a Material Agreement is void or invalid; and (iii) and to the Seller’s Knowledge, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Material Agreement (in each case, with or without notice or lapse of time or both).

(d)

Except as disclosed in Annex 9.6(d), none of the Material Customers or Material Suppliers has (i) cancelled, substantially amended, terminated, or indicated an intent or threatened in writing to, cancel, substantially and adversely amend or terminate its relationship with the respective Group Company or (ii) has announced to materially decrease the volume of business it conducts with the Group.

9.7	Agreements with the Seller and with Seller Related Parties

Except as disclosed in Annex 9.7 or with respect to any statutory Law notarization, filing or (de-)registration requirements or waiting periods, there is no agreement between a Group Company on the one hand and a Seller or a Seller Related Party on the other hand of which the principal obligations have not been completely fulfilled by the respective Group Company as of the Signing Date.

9.8	Owned Real Property

None of the Group Companies owns real estate or rights similar to real estate (grundstücksgleiche Rechte).

9.9	Leased Real Property

(a)

Annex 9.9(a) contains a list of every Leased Real Property, that is rented by a Group Company under a lease agreement with a party other than another Group Company (i) requiring annual base rent payments exceeding for the calendar year 2024 an amount of $300,000 (in words: three hundred thousand US dollars) in the individual case, (ii) that will not expire (and cannot be terminated without payment by any Group Company) on or before 31 December 2028; or (iii) containing any non-compete or similar obligations binding on any Group Company other than customary non-competes, exclusives or similar obligations that apply to the relevant leased location or area surrounding such leased location, and in the case of each of clauses (ii) and (iii), except as would not be material to the Group Companies when taken as a whole (collectively such agreements, the “Material Premise Lease Agreements”).

(b)

Seller has made available to Purchaser a copy of each Material Premise Lease Agreement. To Seller’s Knowledge, except as set forth in Annex 9.9(b), as of the date hereof, (i) each Material Premise Lease Agreement is valid and in full force and effect and (ii) no Group Company that is the tenant under any Material Premise Lease Agreement has received a written notice from the relevant landlord that it is in default of its material obligations under such Material Premise Lease Agreement beyond any applicable notice and cure period.

(c)

Except for (i) Permitted Liens, (ii) as contemplated by the Transition Services Agreement, (iii) set out in the relevant lease agreements, (iv) as set out in the relevant land registers (Grundbücher) or public easement registers (Baulastenverzeichnisse) for the Leased Real Property, or (v) as would not reasonably be expected, individually or in the aggregate, to result in Liability that is material to the Group Companies, taken as a whole, or otherwise materially and adversely impair the conduct of the business of the Group Companies, taken as a whole, in substantially the manner currently conducted, or (vi) under applicable Law, no Person other than Seller and its Subsidiaries, including the Group Companies, has the right to use or occupy the Leased Real Property.

9.10	Environmental Compliance

Except as disclosed in Annex 9.10,

(a)	to the Seller’s Knowledge, the Group Companies and the Leased Real Property are in material compliance with applicable Environmental Laws and Environmental Permits;

(b)

to the Seller’s Knowledge, as of the date hereof, (i) no written notice, claim, inquiry, order, request for information, complaint, penalty demand or violation notice has been made and (ii) there is no claim or investigation pending or threatened in writing, that (A) alleges the material violation of or noncompliance with any applicable Environmental Law or any Environmental Permits, alleges any material Liability arising under or relating to any applicable Environmental Law, or seeks to materially revoke, amend, modify or terminate any Environmental Permit, (B) relates to the Group Companies or the Leased Real Property and (C) has not been settled, dismissed, paid or otherwise resolved prior to the date hereof; and

(c)

to the Seller’s Knowledge, the Group Companies have not caused any contamination, release, or spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substances at, on, under or from any currently or formerly owned or leased property or facility relating to the Group Companies or the Leased Real Property, in each case, except in material compliance with applicable Environmental Law.

9.11	Intellectual Property; Information Technology

(a)	Intellectual Property.

(i)

Annex 9.11(a)-1 contains a list of all patents, trademarks and registered copyrights, and all pending applications that have been filed for registration or issuance thereof, that are included in the Group Company IP Rights. The Group Companies have taken commercially reasonable actions to protect the Group Company IP Rights.

(ii)

Annex 9.11(a)-2 contains a list of any IP Agreement, other than (A) COTS Licenses, (B) supply agreements on products which have been customized, developed or built by order of a customer, in each case with one-time or annual license, maintenance, support and other fees of less than $ 75,000, (C) outbound licenses granted to vendors for the benefit of a Group Company entered into in the ordinary course of business, and (D) non-exclusive licenses of IP Rights that are incidental to the commercial purpose of such license and are not material to the business of the Group Companies.

(iii)	Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, and except as disclosed in Annex 9.11(a)-3,

(A)	as of the Signing Date, no Action is pending that challenges the legality, validity, ownership or enforceability of any rights in respect of any of the Group Company IP Rights;

(B)	to the Seller’s Knowledge, as of the Signing Date, no third party is infringing, misappropriating or violating a Group Company IP Rights;

(C)

during the two years prior to the Signing Date, none of the Group Companies have sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert that any other Person is infringing upon, misappropriating, or otherwise violating any Group Company IP Rights; and

(iv)

except as disclosed in Annex 9.11(a)-4, with respect to the business of the Group Companies, neither Seller nor any of its Subsidiaries are, to the Seller’s Knowledge, as of the date hereof, infringing, misappropriating, diluting or otherwise violating any IP Rights of any other Person, and Seller has not, with respect to the business of the Group Companies, received any charge, complaint, claim, demand or notice during the two years prior to the Signing Date alleging any infringement, misappropriation, dilution or other violation (including any claim that Seller must license or refrain from using any IP Rights of any third party) which would reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(b)

Information Technology. Except as disclosed in Annex 9.11(b), the material hardware, software and other information technology which is necessary for the business of the Group Companies as conducted on the Signing Date and taken as a whole (the “Information Technology” is either owned by or licensed to the Group, or the Group otherwise has the right to use such Information Technology, in each case, except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as whole. Within the twelve (12) months prior to the Signing Date, (i) the Group has not experienced any failures of Information Technology that are material to the business of the Group Companies and (ii) Seller and its Subsidiaries have used commercially reasonable efforts designed to protect the integrity and security of the Information Technology (and all information stored or contained therein) against unauthorized use, access, interruption, modification or corruption.

It is agreed between the Parties that matters relating to intellectual property rights shall be exclusively governed by this Section 9.11 and not by any other Statement.

9.12	Data Privacy and Security

(a)

Except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are in compliance with all applicable: (i) Privacy Laws; (ii) externally published notices relating to the Group Companies’ processing of Personal Information; and (iii) terms of any agreements to which the Group Companies are bound relating to the processing of Personal Information by the Group Companies.

(b)

Seller and its Subsidiaries, with respect to the business of the Group Companies, maintain commercially reasonable safeguards designed to protect Personal Information stored in the Information Technology as required by applicable Privacy Laws.

(c)

As of the Signing Date, with respect to the business of the Group Companies, there is no Action pending and, to the Seller’s Knowledge, no Group Company has received any written complaint, claim, demand or notice during the three years prior to the Signing Date from any Administrative Authority alleging that the Group Companies are not in compliance with any Privacy Laws, except as would not reasonably be expected to, individually or in the aggregate be material to the Group Companies, taken as a whole.

(d)

To the Seller’s Knowledge, within the three years prior to the date of this Agreement, there have been no material breaches or unauthorized uses of or accesses to Personal Information maintained by any Group Company that would require notification to individuals or Administrative Authorities under any applicable Privacy Law.

9.13	Title to Assets

As of immediately following the Closing, except for (a) Shared Contracts, the Transition Services Agreement, and any Specified Third Party Contracts, (b) the assets and properties to which the Group Companies will have continued access to or use of after the Closing pursuant to the other Transaction Documents and (c) as set forth in Annex 9.13, the Group Companies, in the aggregate, will own or have the same right to use all material assets and properties owned or used by the Group Companies as the Group Companies had immediately prior to Closing free and clear of all encumbrances, in each case, in all material respects, except for Permitted Liens.

9.14	Legal Proceedings

(a)

Except as disclosed in Annex 9.14, as of the Signing Date, there is no lawsuit, court action or similar proceeding pending (rechtshängig) before any court of law or arbitral tribunal, to which a Group Company is a party, with a value in dispute (Streitwert) (excluding interest, if any) in excess of EUR 75,000 (in words: seventy five thousand Euros) in the individual case; (ii) no extant judgment or arbitral award under which a Group Company is subject to, as of the Signing Date, unsatisfied payment obligations with a value exceeding EUR 75,000 (in words: seventy five thousand Euros) in the individual case; and (iii) there are no claims pending or, threatened in writing, expected to seek remedies in an amount of exceeding EUR 75,000 (in words: seventy five thousand Euros) in the individual case against the Group Companies;

(b)

Except as reflected in the Financial Statements, there is no material undischarged Liability of the Group Companies arising out of claims of customers or third parties against any Group Company in connection with products delivered or services rendered prior to the Closing Date under applicable product liability laws or theories (whether under tort claims or otherwise).

9.15	Permits; Compliance

(a)

Permits. Each Group Company holds every material governmental, regulatory or other permit, license, authorization and consent, in each case of any competent Administrative Authority, which is necessary under applicable public Law (öffentliches Recht) in order to conduct its business as conducted on the Signing Date (collectively, the “Permits) in all material respects. To the Seller’s Knowledge, all Permits are in full force and effect and, as of the Signing Date, no Permit has been threatened in writing to be cancelled or to be revoked.

(b)

Compliance. Except as disclosed in Annex 9.15(b), to the Seller’s Knowledge, each Group Company is conducting, and since January 1, 2022 has conducted, its business in accordance with all applicable Laws, including without limitation, regarding (i) antibribery and corruption, (ii) export control and sanctions, and (iii) anti money laundering, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

9.16	Labor Matters

(a)	Employees.

(i)

Annex 9.16(a) contains a true and correct anonymous list of all Key Employees (as defined herein) as of the Signing Date (the “Employee List”). The Seller shall provide the Purchaser prior to the Closing the following information with respect to each individual on the Employee List: (i) number of years of service with the Seller and its Subsidiaries; (ii) job title; (iii) base salary or wage rate; (iv) target bonus information (other than for employees in sales positions); and (v) job location; provided, however, that the Seller’s obligation to provide such information shall be subject in all respects to applicable Law. Revisions to the Employee List following the Signing Date may be made by the Seller and provided to the Purchaser periodically prior to the Closing Date to reflect new hires, employment terminations, changes to employment status and any other material changes thereto.

(ii)

Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, (i) each Group Company has, timely and in full, paid when due all wages, salaries, bonuses, social insurance and social security contributions, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have come due and payable to any Group Company Employee pursuant to any applicable Law, contract, agreement, collective agreement or policy, and (ii) as of the Signing Date, there are no complaints, lawsuits or other proceedings pending or, to the Seller’s Knowledge, threatened in writing against any Group Company brought by or on behalf of any Group Company Employee.

(iii)

No Group Company has entered into a termination agreement with any employees who are entitled to an annual gross base salary in excess of $130,000, managing directors (Geschäftsführer) or executive board members (Vorstände) (together, the “Key Employees”) or terminated the service or employment agreement with any of its Key Employees, and no Key Employees have terminated their service or employment relationship with the respective Group Company or have threatened to terminate their service or employment relationship in writing or to the Seller’s Knowledge indicated otherwise their intention to terminate their service or employment relationship. Neither the execution nor consummation of this Agreement nor the transaction contemplated therein trigger any special termination rights of any Key Employee.

(b)

Freelancers. During the last three years prior to the Signing Date, (i) none of the Group Companies has been a party to any lawsuit or court action regarding misclassification of third party personnel, i.e., leased employees (Leiharbeitnehmer) or freelancers (freie Mitarbeiter), and (ii) it has not been determined in the course of any company audits (Betriebsprüfungen) that a freelancer is de-facto an employee of a Group Company. To the Seller’s Knowledge, no leased employee or freelancer has claimed in writing to be an employee of a Group Company within the last three years prior to the Signing Date.

(c)	Collective Labor Agreements.

(i)

Annex 9.16(c)-1 contains a list of every Collective Bargaining Agreement in the nature of Betriebsvereinbarung or Tarifvertrag (the latter unless declared universally binding (allgemeinverbindlich) or otherwise applying by operation of applicable Law) binding upon a Group Company by virtue of it being a party thereto or it being the member of an employer’s association (other than agreements which merely implement statutory Law).

(ii)

Except as set forth on Annex 9.16(c)-1 or Annex 9.16(c)-2, there are no labor unions presently representing or, to the Seller’s Knowledge, engaged in any organizing activity with respect to any Group Company Employee. Except as set forth on Annex 9.16(c)-1 or Annex 9.16(c)-2 or would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, (i) during the past three years there has not been, and there is not, as of the date hereof, pending nor, to the Seller’s Knowledge, threatened, any strike, slowdown, picketing, or work stoppage by Group Company Employees, (ii) none of the Group Companies is a party to or bound by any Collective Bargaining Agreements and (iii) there are no Collective Bargaining Agreements that pertain to any Group Company Employees.

(d)	Employee Benefit Plans.

(i)	Annex 9.16(d)-1 sets forth a true and complete list, as of the Signing Date, of each material Employee Plan (and separately identifies which Employee Plans are Group Company Plans).

(ii)

With respect to each Group Company Plan, Seller has made available to the Purchaser copies of (i) each material Group Company Plan or, to the extent such Group Company Plan is unwritten, a summary of the material terms and conditions thereof, and any material amendments thereto, (ii) the most recent summary plan descriptions with respect to each material Group Company Plan for which a summary plan description is required, and (iii) each trust agreement and insurance or group annuity contract relating to any Group Company Plan, including any amendments thereto.

(iii)

No Employee Plan or Group Company Plan is (i) a “pension plan” subject to Section 412 or 4971 of the Code, or Title IV or Section 302 of ERISA, or (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA). None of the Group Company Plans is subject to Title IV of ERISA. Except as disclosed in Annex 9.16(d)-2 and except to the extent only implementing or reflecting mandatory legal obligations or mandatory legal requirements pursuant to applicable Law, no pension plan, pension scheme, pension related arrangement or promises exist under which any current or former managing director, executive board member or employee of any Group Company or their respective dependents has any entitlements under any Group Company Plan (jointly the “Pension Commitments”). With regard to the Pension Commitments, as of the date of this Agreement, all pension payments and contributions have been made and all fees for reinsurances as well as insolvency coverage have been paid in full and sufficient book reserves have been established for any unfunded pension liabilities in accordance with the latest actuarial reports.

(iv)

Except as would not reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole, (i) the Group Companies, as applicable, have performed in all respects all obligations required with respect to each Group Company Plan that is not a Pension Commitment, (ii) each Group Company Plan and each Employee Plan that is not a Pension Commitment has been maintained in compliance with its terms and with any Law and (iii) all payments (including premiums) and all employer and employee contributions required to have been collected in respect of each Group Company Plan that is not a Pension Commitment have been paid when due.

(v)

Except as set forth on Annex 9.16(d)-5, no Group Company Plan provides for post-retirement welfare benefits to any Group Company Employee, other than (i) health care continuation coverage required by applicable Law, or (ii) coverage through the end of the calendar month in which a termination of employment occurs.

(vi)

Except as set forth on Annex 9.16(d)-6 or as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement nor the approval or consummation of the transactions contemplated by this Agreement will (i) result in any compensation payable by any Group Company becoming due to any current or former Group Company Employee, (ii) increase any payments or benefits payable by any Group Company under any Group Company Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any payments or benefits payable by any Group Company under any Group Company Plan.

9.17	Subsidy

Annex 9.17 contains a list identifying all material subsidies and comparable public grants that a Group Company has received or applied for since January 1, 2024 and under which the respective Group Company is either subject to on-going obligations or which are subject to repayment obligations of the respective Group Company (collectively, “Public Subsidies” ). Since January 1, 2024, the respective Group Company has not received any written notice by any Administrative Authority claiming (i) that any Public Subsidy granted to it will have to be repaid by such Group Company in part or in full or (ii) that such Group Company has breached obligations under the terms and conditions of any Public Subsidy.

9.18	Insurance Matters

Annex 9.18-1 contains a list of material insurances under which Group Companies are covered as are covered as insured parties or additional insured parties as of the Signing Date (collectively, the “Insurance Policies”). Except as disclosed in Annex 9.18-2, (i) the Insurance Policies are in full force and effect, (ii) as of the Signing Date, to the Seller’s Knowledge, no insurer under any such Insurance Policy has notified any Group Company in writing to the effect that such insurer is cancelling or materially adversely amending any such Insurance Policy, and (iii) all premiums due and payable on the Insurance Policies as of the date hereof have been paid.

9.19	Brokers’ Fee

No Group Company is under any obligation to pay any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or any Group Company, any brokerage, finder’s fee or commission in connection with the execution of this Agreement or the consummation of the Transaction.

10.	PURCHASER’S OBLIGATIONS

10.1	Notification of the Seller

If the Purchaser, or any other member of the Purchaser Group, or, following the Closing, a Group Company, becomes aware of circumstances which could lead to a Purchaser Claim (including in case of any Third-Party Claims), to the extent permitted by applicable Law, the Purchaser shall, without undue delay and in any event no later than within thirty (30) days, notify the Seller of the relevant circumstances, such notice to describe the potential Purchaser Claim in reasonable detail and, to the extent possible, to state the estimated amount of such Purchaser Claim (a “Claim Notice).

10.2	Conduct of Third-Party Claims

In case of legal proceedings, judgments, administrative acts or third-party claims (including claims by any Administrative Authority) which are directed against any of the Group Companies, the Purchaser or any other member of the Purchaser Group (each, a “Claim Addressee”) and which may become the basis of a Purchaser Claim (the “Third-Party Claims”), as from the Closing, to the extent permitted by applicable Law and to the extent practicable, the Purchaser shall, and shall ensure that each Claim Addressee will:

(a)

give the Seller a reasonable opportunity to comment on, and discuss and jointly evaluate with the Purchaser, any measures which the relevant Claim Addressee proposes to take or omit in connection with such Third-Party Claim;

(b)	permit the Seller to comment on, and participate in, any relevant hearing, meeting, audit or other discussion or communication and to review any relevant document;

(c)

diligently and in good faith defend itself against the relevant Third-Party Claim, duly considering in such context any reasonable comments and requests of the Seller, with the diligence that would be applied by a prudent business person in the relevant circumstances in the absence of any respective indemnification claim against a third party (including the Seller);

(d)

permit the Seller, at their free discretion, to take such action, and comply with any reasonable request by the Seller to take such action, as the Seller or its Representatives reasonably consider, at their free discretion, required or expedient in order to dispute, defend, appeal or compromise such Third-Party Claim (including the making of counterclaims or other claims against third parties) in the name, and on behalf, of the relevant Claim Addressee; provided that any external costs resulting therefrom shall be borne by the Seller; and further provided that other than in case of an Exempted Claim the rights pursuant to this Section 10.2 may only be exercised after the Seller acknowledged in writing its liability for the relevant Purchaser Claim under this Agreement on the merits (dem Grunde nach);

(e)

keep the Seller at all times fully informed of any developments relating to the Third-Party Claims and promptly provide such information and assistance as the Seller may reasonably request in connection with the preparation for, and conduct of, any proceedings or negotiations in relation to such Third-Party Claim, including the forwarding of any notices received in connection therewith; and

(f)

procure that no Claim Addressee admits any liability in respect of, or compromises or settles, the matter giving rise to the Third-Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld.

Neither Section 10.1 nor Section 10.2 shall apply to Purchaser Claims pursuant to Section 12 or otherwise in relation to Taxes under this Agreement.

11.	REMEDIES AND LIMITATIONS ON THE SELLER’S LIABILITY

11.1	Restitution in Kind; Monetary Damages

(a)

Restitution in Kind. After the Closing, in case the Purchaser intends to raise a Purchaser Claim based on a relevant Guarantee Breach, the Purchaser shall first give the Seller, at the Seller’s free discretion, the opportunity of establishing, within a period of eight (8) weeks after receipt by the Seller of the respective Claim Notice, a situation which corresponds commercially to the situation that would exist if the relevant Guarantee Breach had not occurred (restitution in kind—Naturalrestitution pursuant to § 249 para. 1 BGB).

(b)

Monetary Damages. If the Closing has occurred and to the extent that the Seller has not (timely) brought about a remedial action pursuant to Section 11.1(a) in respect of a specific Purchaser Claim based on a Guarantee Breach, in accordance with the principles contained in Section 9.1, the Purchaser shall solely be entitled to demand monetary damages (Schadensersatz in Geld) from the Seller and solely subject to the following provisions of this Section 11.

(c)	Guarantee Breaches. Any Purchaser Claims based on any Guarantee Breach shall be conditioned upon Closing having occurred and the Purchaser shall not be entitled to any such claims prior to Closing.

11.2	Scope of Restitution in Kind and of Monetary Damages

Definition of Losses. In respect of any claims of the Purchaser pursuant to this Agreement the following shall apply: Restitution in kind pursuant to Section 11.1(a) (or pursuant to any other provisions of this Agreement) and any claim for monetary damages pursuant to Section 11.1(b) (or wherever in this Agreement reference is made to the term “Losses” in respect of any other claim) shall in each case (i) in principle be based on the provisions of §§ 249 et seqq. BGB but (ii) in no event include, any indirect or consequential damages (mittelbare Schäden und sonstige Folgeschäden), lost profit (entgangener Gewinn), internal administrative and overhead costs, and any compensation for damages based on the application, or alleged application, of any multiple underlying the purchase price determination (the damages which are in principle compensable taking into account the foregoing exclusions, collectively “Losses”).

11.3	Limitations

A Purchaser Claim otherwise raised subject to any other provisions and limitations under this Agreement, in particular, without limitations, pursuant to Sections 11.5 through 11.7 shall be excluded to the extent, but without prejudice to any other applicable provisions of this Agreement:

(a)	(i) compensation for the relevant matter is covered by insurance carriers, or (ii) such coverage has been unconditionally confirmed by such insurance carrier;

(b)

the relevant Purchaser Claim arises, or the amount of the relevant Purchaser Claim is increased, as a result of changes in the Law which occurred after the Signing Date; it being understood that this Section 11.3(b) shall not apply to Purchaser Claims pursuant to Section 12;

(c)

the matter to which the Purchaser Claim relates has been specifically reflected in the Financial Statements as a liability (Verbindlichkeit) for the relevant damage or the underlying facts and/or the Financial Statements contain a specific provision (Rückstellung), but excluding general adjustments or provisions made for the relevant risk category (e.g., Pauschalwertberichtigungen, Pauschalrückstellungen); it being understood that this Section 11.3(c) shall not apply to Purchaser Claims pursuant to Section 12;

(d)

the relevant matter has already been taken into account as a deduction item (i.e., effectively reduced the Total Purchase Price) in the determination of the Total Purchase Price (or any component thereof); or

(e)

the relevant Purchaser Claim results from, or is increased by, a failure of the Purchaser (or a Group Company after the Closing) to comply with the procedure set out in Sections 10.1 and 10.2 or to mitigate damages in accordance with applicable Law.

Any payments actually made by the Seller in order to discharge a Purchaser Claim which is, or subsequently becomes (or, respectively, would have become if the payment had not already been made), excluded or reduced pursuant to this Section 11.3 shall be refunded by the Purchaser to the Seller.

11.4	Knowledge of the Purchaser

Purchaser Claims based on Guarantee Breaches shall be excluded if, and to the extent that, as of the Signing Date:

(a)

the Purchaser, or any other member (i.e., being a member already as of the Signing Date) of the Purchaser Group or any of their directors, officers or advisors had actual knowledge (positive Kenntnis), after reasonable inquiry, of the relevant circumstances from which the relevant Purchaser Claim arises; or

(b)	the relevant circumstances from which the relevant Purchaser Claim arises were Fairly Disclosed in the Due Diligence Materials.

11.5	De minimis; Basket

A Guarantee Breach and, with respect to clause (b), any claims under Section 12, except for claims under Section 12.2(a)(iii), Section 12.2(a)(iv), and Sections 12.1(m) and 12.2(a)(vii) shall only give rise to a Purchaser Claim against the Seller,

(a)	if and to the extent that the amount to which the Purchaser would be entitled vis-à-vis the Seller pursuant to such Purchaser Claim exceeds an amount of $50,000; and

(b)

if and to the extent the aggregate amount of all Purchaser Claims (i) based on Guarantee Breaches to which the Purchaser is entitled vis-à-vis the Seller, which are not excluded pursuant to Section 11.5(a) nor concerning Guarantee Breaches of Statements in Section 9.2, and (ii) under Section 12, except for claims under Section 12.2(a)(iii), Section 12.2(a)(iv), and Sections 12.1(m) and 12.2(a)(vii) exceeds an amount of $2,000,000 (“Basket”). If the Basket is exceeded, the Seller shall be liable only for the amount exceeding the Basket.

This Section 11.5 shall not apply to Guarantee Breaches of Statements in Section 9.2.

11.6	W&I Insurance and Liability Caps

(a)	W&I Insurance. The Purchaser confirms and represents to the Seller:

(i)

that it has taken out (or respectively will as of the Signing have taken out) warranty and indemnity insurance under an insurance policy a copy of which is attached hereto in Annex 11.6(a), including all appendices (with the exception of Appendix D thereto, which is the executed version of this Agreement) (the “W&I Insurance” and the relevant insurance provider(s) as therein identified (collectively), the “Insurer”);

(ii)

that it has paid the required deposit fee and all other payments or fees (or will, as and when they become payable) and the Purchaser acknowledges and agrees that the obtaining of the W&I Insurance is not a condition to the Closing;

(iii)

that such W&I Insurance is working on a non-recourse basis such that there will not be any and the Insurer shall expressly waive any rights of subrogation, contribution or otherwise of claims of the Purchaser against the Seller, its Affiliates and any Representatives of the foregoing (collectively, the “Subrogation Waiver Parties”), to the Insurer except in respect of fraud (Betrug) or willful deceit (arglistige Täuschung) of the Seller (the “Subrogation Waiver”). The W&I Insurance shall expressly provide that (a) the Subrogation Waiver Parties are third-party beneficiaries of and have rights to enforce the Subrogation Waiver; and (b) no amendment, waiver, supplement or modification of the Subrogation Waiver shall be valid without with the written consent of the Seller; and

(iv)	that the Purchaser shall indemnify and hold the Seller harmless against any claim from the Insurer except in the case of the Seller’s fraud (Betrug) or willful deceit (arglistige Täuschung).

(b)

W&I Cap. The aggregate liability of the Seller under or in connection with this Agreement, other than liability arising under Exempted Claims, shall be $0 (zero) (the “W&I Cap” and such claims as are subject to the W&I Cap in accordance with the foregoing “W&I Claims”). “Exempted Claims” shall mean the following claims of the Purchaser:

(i)	performance claims (Erfüllungsansprüche) regarding the primary performance obligations (Hauptleistungspflichten) of the Seller under Sections 2;

(ii)	performance claims (Erfüllungsansprüche) in respect of the performance of covenants pursuant to this Agreement;

(iii)	Purchaser Claims for breach of pre-closing and/or post-closing covenants;

(iv)	Purchaser Claims arising from Sections 3.4, 12 or 17;

(v)	Purchaser Claims in respect of specific indemnities pursuant to Section 15;

(vi)	Purchaser Claims arising from Guarantee Breaches of the Statements contained in Sections 9.2(a) through 9.2(d), 9.3, 9.4 and 9.19 (“Fundamental Guarantee Claims”); and

(vii)	Purchaser Claims against the Seller pursuant to this Agreement that are based on fraud (Betrug) or willful deceit (arglistige Täuschung) of the Seller.

(c)

Priority of Recourse. Any Losses payable to the Purchaser pursuant to an Exempted Claim pursuant to Section 11.6(b)(vi) shall be satisfied (i) first, by the Purchaser or its Affiliates making a claim against the W&I Insurance, and (ii) second, by the Seller only after coverage limits under the W&I Insurance are exhausted (whether by incurrence of Loss, and/or by payment under the W&I Insurance);

(d)

No Further Recourse. The Seller shall also not be liable (except for the Exempted Claims, other than Exempted Claims pursuant to Section 11.6(b)(vi)) if the W&I Insurance is not available or if the Insurer refuses to make any payments to the Purchaser or if the W&I Insurance expires or otherwise does not provide for any recourse.

(e)

Liability Exclusion. In furtherance of the foregoing, it is hereby acknowledged and agreed by the Parties that any liability of the Seller for W&I Claims under or in connection with this Agreement in excess of the W&I Cap shall be excluded and be $0 (zero) (the “Liability Exclusion”). Consequently, the Purchaser’s sole recourse, if any, for any W&I Claims beyond the W&I Cap shall be against the Insurer. The Purchaser expressly acknowledges, and the Parties agree, that the validity and collectability risk in respect of the W&I Insurance shall solely and irrevocably rest with the Purchaser.

(f)

Overall Cap. Without prejudice to the Liability Exclusion and any other limitations or exclusions set out in this Agreement, the aggregate liability of the Seller for Exempted Claims (other than for Section 11.6(b)(vii)) and any claims under Section 12 irrespective of the Special Tax Cap shall in no event exceed the amount of the Total Purchase Price.

11.7	Limitation Periods

Claims of the Purchaser against the Seller under or in connection with this Agreement, whether arising from Guarantee Breaches or arising from other reasons, shall become time barred eighteen (18) months after the Closing Date, except for the following:

(a)	in case of performance claims (Erfüllungsansprüche) regarding the primary performance obligations (Hauptleistungspflichten): six (6) months after the Closing Date;

(b)	in case of Fundamental Guarantee Claims: on the fifth (5th) anniversary of the Closing Date; and

(c)	in case of Purchaser Claims arising from Section 12 or otherwise in relation to Taxes under this Agreement: in accordance with Section 12.6(a).

11.8	Knowledge of the Seller

To the extent that reference is made in this Agreement to the term “Seller’s Knowledge” in connection with any Statement, then such respective Statement refers to the actual knowledge (eigene positive Kenntnis), on the Signing Date, of the individuals listed as “Knowledgeable Persons” of the Seller in Annex 11.8 after their inquiry conducted no earlier than five (5) Business Days prior to the Signing Date with the Persons listed as “Inquiry Persons” in Schedule 1 to Annex 11.8 as to whether such Persons designated as “Inquiry Persons” have personal and actual knowledge of an inaccuracy of the relevant Seller’s Knowledge-qualified Statements.

11.9	Exhaustive Remedies

The provisions of Section 9 and 12 above form the entirety of the Statements by the Seller and the provisions of Section 11 form the entirety of the remedies available for Guarantee Breaches under or in connection with this Agreement. Any other rights, claims, and remedies of Purchaser of any kind including any rights and claims relating to curing performance (Nacherfüllung), rescission (other than pursuant to Sections 7), winding up of the transaction contemplated hereunder (e.g. by way of großer Schadenersatz or Schadenersatz statt der Leistung), reduction of the purchase price (Minderung), damages (Schadenersatz), compensation for frustrated expenses (Ersatz vergeblicher Aufwendungen), breach of pre-contractual duties (culpa in contrahendo) pursuant to Sec. 311 para. 2 BGB, voidance (Anfechtung), rescission or adjustment of this Agreement on the grounds of lapse of fundamental business assumptions (Störung der Geschäftsgrundlage) pursuant to Sec. 313 BGB, and Sec. 275 para. 2 BGB shall be excluded, except for rights, claims and remedies based on fraud (Betrug), willful deceit (arglistige Täuschung) or intentional behavior (Vorsatz), in which case the statutory provisions shall apply.

11.10	No Double Relief

The Purchaser shall not be entitled to recover damages or losses or to obtain payment, reimbursement, remedial action, compensation, restitution, indemnification or erosion of any basket/threshold more than once in respect of any one liability, loss, cost, expense, shortfall, damage, deficiency, breach or other set of circumstances which give rise to more than one claim.

12.	TAX

12.1	Tax Warranties

The Seller hereby guarantees to be liable to the Purchaser by way of an independent promise of guarantee irrespective of fault (selbständiges verschuldensunabhängiges Garantieversprechen) in accordance with § 311 para. 1 BGB if and to the extent that the statements provided in Section 12.1(a) through Section 12.1(m) (“Tax Guarantees” and each a “Tax Guarantee”) are incorrect as of the Signing Date and/or as of the Closing Date:

(a)	Except as disclosed in Annex 12.1(a), all Tax Returns of the Group Companies have been prepared and duly and timely filed in accordance with all Laws including published views of Tax Authorities.

(b)

All information and documentation required to be supplied to any Tax Authority has been duly and timely supplied by each Group Company. All records, documents, and photocopies which each Group Company is required to prepare, produce, and keep for Tax purposes (including any transfer pricing documentation), have been duly prepared, produced and are available to the respective Group Company.

(c)	Each Group Company has completely and timely paid all Taxes shown as payable on any valid Tax assessment notice or on any Tax Return, including preliminary Tax payments and Tax prepayments, when due.

(d)

Except as disclosed in Annex 12.1(d), the Group Companies are not subject to any retention or observation periods (Sperr- oder Haltefristen) in connection with Taxes such as, e.g., section 6 para. 3 of the German Income Tax Act (Einkommensteuergesetz—EStG), section 22 of the German Reorganisation Tax Act (Umwandlungssteuergesetz—UmwStG) or sections 5, 6, 6a of the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz—GrEStG) and/or have expired prior to the Closing Date. The signing and consummation of this Agreement do not lead to a violation of such retention or observation periods.

(e)

Except as disclosed in Annex 12.1(e), there are no Tax related investigations (suspending the expiration of the term for the tax assessment), enquiry, dispute, non-routine visit by any Tax Authorities, audits, actions, proceedings, claims, or assessments pending, proposed, or threatened against or with respect to any of the Group Companies.

(f)

None of the Group Companies has received any Tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any Tax Authority.

(g)

All of the Group Companies have their place of management in the country of their statutory seat and none of the Group Companies have any permanent establishments or permanent agents for Tax purposes outside of their respective country of residence.

(h)

Except as disclosed in Annex 12.1(h), none of the Group Companies nor the Seller has declared a waiver of shareholder loans, in each case, in respect of the shares held by it in any Group Company, within the last three (3) years prior to the Signing Date.

(i)	Except as disclosed in Annex 12.1(i), no Group Company impaired any shares currently held by it to a lower partial value (keine Abschreibung auf einen niedrigeren Teilwert).

(j)

Neither the Seller nor its Affiliates, nor the Group Companies have granted or promised any compensation, severance or other payment or benefit to any (current or former) employee in connection with the transaction contemplated hereby.

(k)

The prerequisites for the German fiscal consolidation (Organschaft) for corporate income and trade Tax purposes between all German Group Companies, which have entered into a profit and loss transfer agreement, have been fulfilled for any time period until and including fiscal year 2020.

(l)

The deferred Tax liability described in Annex 12.1(l) is associated with trade name and customer/distributor relationships derived from previous purchase price accounting and will not result in any future cash outflow impact or tax obligations to be paid by a Group Company or the Purchaser.

(m)

The corporate income Tax payable described in Annex 12.1(m) is solely related to a reserve for a tax under US GAAP, which would only be applicable if funds are repatriated from Subsidiaries to the United States and does not reflect any current or anticipated tax liability, and is not reflected in the Closing Accounts.

12.2	Tax Indemnification

(a)	The Seller shall indemnify and hold harmless the Purchaser and/or, at the Purchaser’s discretion, any of the Group Companies from and against:

(i)	any reasonable third party cost incurred from or in connection with any breach of the Tax Guarantee contained in Section 12.1 above;

(ii)

any Taxes of the respective Group Company payable by a respective Group Company, which are attributable to any taxable events incurred up to and including the Closing Date and/or any Pre-Closing Tax Period;

(iii)	any Taxes arising from a breach of the Seller’s obligations under Section 17(e);

(iv)

any Taxes arising from a breach of the Seller’s obligations under Section 17(f) (“Advance Pricing Taxes”), unless such Tax has already been paid by Seller in accordance with Section 17(f) (for the avoidance of doubt, there shall be no double relief for the Purchaser under Section 12.2(a)(iv) and Section 17(f)) (no double counting); and

(v)	any Taxes resulting from the actions that have been or should have been taken pursuant to Section 4.6(a);

(vi)	any Taxes arising from or in connection with any breach of the Tax Guarantees contained in Sections 12.1(j) and 12.1(l); and

(vii)

any Taxes arising from or in connection with any breach of the Tax Guaranty contained in Section 12.1(m) in each of Section 12.2(a)(i) to Section 12.2(a)(vii) above irrespective of whether the Taxes are due or assessed before, on or after the Closing Date together with regard to any interest, fines and penalties thereon (irrespective as to whether such interest, fines and penalties are assessed with regard to periods prior to or after the Closing Date) (“Indemnifiable Taxes” and “Tax Claim”). Furthermore, Indemnifiable Taxes shall also include any claim for refund of Taxes shown in the Closing Date Statement which can actually not be recovered and which have to be dissolved or impaired accordingly.

(b)	The Seller shall not be obliged to indemnify the Purchaser pursuant to Section 12.2(a) above, if and to the extent:

(i)	the respective Indemnifiable Tax has been paid by the respective Group Company prior to the Closing Date;

(ii)

the Indemnifiable Tax has been specifically included in the Closing Statement, e.g. by way of provisions (Rückstellungen) or liabilities (Verbindlichkeiten) for Taxes (irrespective of the denomination, of the relevant provision or liability);

(iii)

a Group Company has a corresponding enforceable, collectable and undisputed claim for repayment, reimbursement or indemnification against a third party including but not limited to the Insurer, in respect of the Indemnifiable Taxes. This exclusion does not apply if and to the extent that the Purchaser or the relevant Group Company effectively assigns the claim to the Seller or economically puts the Seller in the position as if the claim had been assigned to them; reasonable costs for the assignment shall be deducted;

(iv)

the Indemnifiable Tax is caused or increased by a measure, act, omission or transaction initiated after the Closing by Purchaser unless required by applicable Law or agreed by the Parties, e.g., by way of (i) exercise or change of any Tax election right for any Pre-Closing Tax Period (ii) a change of the tax or financial accounts or accounting practice of the Group Companies for any Pre-Closing Tax Period, (iii) amendment of any Tax Return filed by a Group Company for a Pre-Closing Tax Period, (iv) entering into any transaction, merger, conversion or any other kind of restructuring that has a retroactive tax effect on a Pre-Closing Tax Period, and (v) with respect to the Advance Pricing Tax in case Purchaser deviates or causes the Group Companies to deviate from the respective agreements made with respect to the advance pricing arrangement for any Pre-Closing Tax Period. For the avoidance of doubt, except for clause (v) of the preceding sentence any measure, act, omission or transaction that solely refers to time periods after the Closing Date shall not be regarded as having caused or increased an Indemnifiable Tax;

(v)

the respective Tax underlying the claim for Indemnifiable Taxes has been caused by the failure of the Purchaser or after the Closing Date, any Group Company or any of their Affiliates to comply with the procedures set forth in Section 12;

(vi)

the Purchaser and/or the Group Companies or any successor to all or parts of their business is entitled to any cash-effective benefit by refund or set-off reduction of Taxes or any other cash-effective Tax benefit within a period of ten (10) years after the Closing Date (each a “Tax Benefit”) as a result of the circumstances giving rise to a Tax Claim in which context the Tax Claim shall be reduced (i) in the full amount if and to the extent the Tax Benefits have already arisen when the Tax Claim would have fallen due otherwise or (ii) in the amount of the respective net present value of such Tax Benefits, with the Tax Benefits in each case to be calculated on the basis of the Tax rates applicable as of the point in time the Tax Benefit is calculated and if it can be reasonably assumed that the Group Companies will remain in a Tax paying position; the net present value of a Tax Benefit shall be calculated using a discount rate of 5% per annum. In particular, this shall apply to any Tax Benefit resulting from a lengthening of any amortization or depreciation period, higher depreciation allowances or loss-carry forwards or deductions;

(vii)

the Indemnifiable Taxes can or could have been avoided by offsetting taxable profits against any Tax loss carry-backs or Tax loss carry-forwards (or any other cash-effective Tax credit, allowance or deduction) that are or were available (including as a result of subsequent Tax audits) in the Pre-Closing Tax Period;

(viii)	the Indemnifiable Tax arises, or is increased, as a result of changes in law entering into effect after the Closing Date; or

(ix)	the Indemnifiable Tax is excluded under Annex 12.2

12.3	Payments

Any payment to be made by the Seller pursuant to Section 12.2 is due on the 15th (fifteenth) Business Day after the Seller has been notified in writing by the Purchaser about the payment obligation and the corresponding payment date and has received a copy of the underlying Tax assessment or payment order, but in no case earlier than five (5) Business Days before the Indemnifiable Tax is due and payable to the Tax Authority. If the Tax for which the payment has been made is subsequently reduced by way of repayment, refund or other set-off, the difference between the higher indemnification payment and the lower Tax amount shall be reimbursed by the Purchaser, including any and all interest related thereto. For the avoidance of doubt, such repayment shall not be treated as Tax Refund subject to Section 12.4 (no double dip).

12.4	Excess Amounts and Overprovisions

(a)	The Purchaser shall pay to the Seller:

(i)

any Tax refund relating to a Pre-Closing Tax Period cash-effectively received (including by set-off against cash payment obligation, cash-effective, deduction or otherwise cash relevant) by the Purchaser or the Group Companies including any interest thereon if and to the extent such Tax refund (i) exceeds the amount recorded for such specific Tax refund in the Closing Statements and (ii) does not result in an increased Tax liability for any Tax period until the Closing Date for any other Group Company (collectively, the “Tax Refund”); and

(ii)

any excess amount of provisions for Taxes (Steuerrückstellungen) or liabilities for Taxes (sonstige Verbindlichkeiten aus Steuern) as recorded in the Closing Statement (the “Tax Provisions”) to the extent that it exceeds the actual Tax charge and therefore has effectively been dissolved or has to be dissolved in the relevant audited commercial balance sheet of the respective Group Company (the “Overprovisions”).

(b)

Section 12.2(b) shall apply mutatis mutandis to any claims of the Seller under this Section 12.4 and for the avoidance of doubt, the Purchaser shall not be obliged to pay a Tax Refund or an Overprovision if and to the extent this has been taken into account when determining the amount to be indemnified by the Seller pursuant to Section 12.2 (no double dip).

(c)

The Purchaser shall procure (steht dafür ein) that the Group Companies will without undue delay notify the Seller in writing of realization of any items under (i) to (ii) under Section 12.4(a) above. The Purchaser shall deliver, at its own costs, to the Seller within three (3) months following the end of a calendar year a written statement to the Seller in reasonable detail of any Tax Refunds, and Overprovisions that are payable to the Seller pursuant to this Section 12.4 in the previous calendar year. For the avoidance of doubt, unless the Seller explicitly approve the notification by the Purchaser, the information provided by the Purchaser shall not be considered approved or agreed.

12.5	Miscellaneous

(a)

Relevant Tax Return Filings. The Purchaser shall procure that the Group Companies prepare and file (or cause to be prepared and filed) any Relevant Tax Return that is required to be filed by the Group Companies after the date of the Closing on a basis consistent with past practice of the Group Companies. With respect to any Relevant Tax Return or any change thereto required to be filed by the Purchaser after the Closing Date, to the extent permitted by applicable Law, the Purchaser shall provide a copy of such draft Relevant Tax Return to the Seller for review and comment. Purchaser shall procure that the Group Companies will comply with all instructions issued by the Seller regarding the amendment of Relevant Tax Returns provided within fifteen (15) Business Days after receipt by the Seller, provided that the instructions of the Seller are in compliance with applicable Laws. The Purchaser shall not be obliged to procure compliance with the instructions under the preceding sentence, if and to extent the Purchaser evidences that the instructions of the Seller lead to a negotiations trade-off against any other Tax position, which would directly or economically not be fully indemnified by the Seller. Relevant Tax Returns or any changes thereto shall not be filed without Seller’s approval, such approval not to be unreasonably withheld, delayed or conditioned and shall be deemed granted if the Seller fails to deliver substantiated comments within fifteen (15) Business Days after the date of receipt of the respective draft Relevant Tax Return. If the Purchaser states to be obliged under applicable laws to file or amend a Relevant Tax Return Purchaser shall seek for Seller’s approval in accordance with preceding sentence. If Seller refuses such approval, Parties shall work together in good faith to align on further handling of filing or amending the respective Relevant Tax Return. If no alignment can be found between Parties, Parties shall jointly engage a Big Four accountant agreed upon in good faith to determine the handling of the respective Relevant Tax Return, cost to be borne equally between Parties.

(b)	The Purchaser shall procure (steht dafür ein) that after the Closing

(i)

The Purchaser and all Group Companies will refrain from taking any action that may lead to a forfeiture or reduction of a Tax Refund or an Overprovision, unless with the Seller’s prior written approval; and

(ii)	Neither the Purchaser nor any of the Group Companies will enter into any merger with tax effective date prior to the Closing Date.

(c)

Storing of Information. The Purchaser shall procure (steht dafür ein) that after Closing all Group Companies will keep all material records, documents and information relating to the Pre-Closing Tax Period and Tax proceedings regarding Pre-Closing Taxes made available to them by the Seller until the Closing Date until the expiration of any applicable statute of limitations.

(d)

Election to Close Taxable Year. Seller shall have the right to determine in its sole discretion whether any elections pursuant to Code Section 338(g) and/or Treasury Regulations Section 1.245A-5(e)(3)(i) (or any similar provision of any state or local Tax Law) shall be made in connection with the Transaction. If Seller so elects, Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate with each other to take all commercially reasonable actions necessary to timely effect and preserve each such election in accordance with the relevant provisions of applicable Law.

(e)

Straddle Tax Periods. For all purposes of this Agreement, in the case of any Straddle Tax Period, Taxes in relation to such Straddle Tax Period shall generally be deemed equal to the amount which would be payable computed based on an interim closing of the books basis as if the relevant Tax period ended as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Group Company holds a beneficial interest will be deemed to terminate at such time). In case of Taxes which are triggered upon a taxable event, such Taxes that are attributable to any taxable events incurred up to and including the Closing Date shall fall within the Straddle Tax Period before and until the Closing Date. All determinations necessary to give effect to the allocation set forth in the previous sentence shall be made in a manner consistent with past practice of Seller or its Affiliates, as applicable.

(f)	Cooperation and Information

(i)

Purchaser and Seller shall reasonably cooperate, and Purchaser shall cause each of the Group Companies to reasonably cooperate, in connection with the preparation, execution and filing of Relevant Tax Returns and any audit, examination, assessment, claim for refund, appeal, lawsuit, or similar proceeding before a Tax Authority or a Tax court with respect to Pre-Closing Taxes relating to the Group Companies. In particular, Purchaser shall provide and shall cause the Group Companies to provide available information and such information which could reasonable be made available (at Seller’s cost), reasonably necessary for the Seller, including but not limited to any information necessary for the Seller to defend its position against Tax Authorities with regard to Indemnifiable Taxes and such information reasonably necessary for the Seller to defend against any claims of the

Purchaser under this Section 12. For the avoidance of doubt, the Purchaser shall only be obliged to provide available documents and information and is not obliged to provide any assessments, translations, or descriptions unless such assessments, translations, or descriptions have been or have to be prepared anyway.

(ii)

The Seller shall be notified fully of any Tax proceedings (e.g., Tax assessments, Tax audits and other investigations by Tax authorities, appeals and other legal (including court) proceedings with respect to Taxes) relating to Indemnifiable Taxes, Tax Refunds and Overprovisions (“Relevant Tax Proceedings”) in particular the receipt by any Group Company of any Tax assessment notice and other administrative order and other written requests and statements made by any Tax authority and all other incidents relating to an Indemnifiable Tax no later than ten (10) Business Days after the receipt of such communication by the relevant Group Company; the notice shall be reasonably detailed and, with respect to written communication, shall include copies of the documents received by the relevant Group Company;

(iii)

The Purchaser shall ensure that the Group Companies, upon the Seller’s timely prior written request and at the Seller’s costs, will take any measures with respect to any Relevant Tax Proceeding as further specified in this Section. To the extent permitted by applicable Law, the Purchaser shall ensure that the Seller will be given the opportunity to (i) provide written comment and written instruction with respect to the conduct of Relevant Tax Proceedings, to (ii) actively lead any meeting in a Tax audit (Betriebsprüfungsbesprechungen) in relation to such Relevant Tax Proceedings. Further Seller shall have a full direction right with respect to the conduct of Relevant Tax Proceedings in all phases of such Relevant Tax Proceedings. The Purchaser shall, and shall procure that the Group Companies will, at Seller’s costs comply with instructions of the Seller, which are in line with applicable laws. The Purchaser shall not be obliged to procure compliance with the instructions under the preceding sentence, if and to extent the Purchaser evidences that instructions of the Seller lead to a negotiations trade-off against any other Tax position, which would directly or economically not be fully indemnified by the Seller in conducting the Relevant Tax Proceeding. If the Seller does not provide any qualified written comments regarding a Relevant Tax Proceeding within ten (10) Business Days after being informed of such, it is deemed that Seller does not want to raise any comments in this regard and agrees to the provided measures.

Purchaser shall procure that no Tax assessment notice received by any Group Company from a Tax authority relating to Indemnifiable Taxes will become legally binding without the Seller’s prior written approval which shall be deemed to be granted if no objections from the Seller have been received within twenty (20) Business Days’ notice after the Seller have been informed and have received the respective information pursuant to Section 12.5(f)(ii).

(iv)

In the event that a settlement offer for a Relevant Tax Proceeding is made or received by the Purchaser or the Group Companies (“Relevant Tax Settlement Offer”), to the extent permitted by applicable Law, the Purchaser shall notify the Seller of such Relevant Tax Settlement Offer no later than fifteen (15) Business Days after the receipt. Upon written request of the Seller, the Seller and the Purchaser shall consult in good faith with respect to any Relevant Tax Settlement Offer. Purchaser shall not agree to settle any Relevant Tax Settlement Offer without the Seller’s prior written approval which shall be deemed to be granted, if the Seller does not provide any qualified written comments regarding a Pre-Closing Tax Settlement Offer within fifteen (15) Business Days after being informed of such. The Purchaser shall not be obliged to implement the comments of the Seller pursuant to the preceding sentence, if and to extent the Purchaser evidences that the comments of the Seller lead to a breach of applicable Law or a negotiations trade-off against any other Tax position which would directly or economically not be fully indemnified by the Seller.

(g)

Post-Closing Actions. Purchaser shall not cause or permit any Group Company or any Affiliate of Purchaser to (i) take any action on the Closing Date other than in the ordinary course of business, or (ii) make any Tax election (including any election under Section 338 of the Code with respect to the purchase of the Group Companies contemplated herein other than pursuant to Section 12.5(d)) that would be effective for any Pre-Closing Tax Period if such election would reasonably be expected to increase the Tax liability of Seller for a Pre-Closing Tax Period.

12.6	Limitations

(a)

The claims of the Purchaser under this Section 12 or otherwise in connection with Taxes shall become time-barred (Verjährung) upon expiration of a six (6) months period after the point in time at which the Tax assessment underlying the respective claim becomes legally binding (formell bestandskräftig) and can no longer be changed by Tax Authorities or fiscal courts, but in any event ten (10) years after the Closing. Sec. 203 BGB shall apply.

(b)

The aggregate liability of the Seller under this Section 12, except for claims under Section 12.2(a)(iii), Section 12.2(a)(iv), and Sections 12.1(m) and 12.2(a)(vii) shall in no event exceed an amount of $ 43,500,000 (the “Special Tax Cap”). For the avoidance of doubt, claims under Section 12.2(a)(iii), Section 12.2(a)(iv), and Sections 12.1(m) and 12.2(a)(vii), and otherwise in relation to Taxes under this Agreement shall not be restricted.

(c)

The Purchaser and the Seller shall not be entitled to a claim pursuant to this Section 12 if such individual claim or a group of substantially related claims does not exceed the amount of $ 50,000 (“Tax De Minimis”). For that purpose, the aggregate amount resulting from a Tax audit shall be treated as one claim in order to determine whether the Tax De Minimis applies.

(d)

Notwithstanding any other provision provided for in this Agreement, any limitations to any Purchaser Claim or other claim by the Purchaser in relation to Taxes under or in connection with this Agreement other than explicitly provided in this Section 12 shall not apply.

13.	PURCHASER’S WARRANTIES; REMEDIES

13.1	Warranties

The Purchaser hereby guarantees to be liable to the Seller as individual creditor by way of an independent promise of guarantee irrespective of fault (selbständiges verschuldensunabhängiges Garantieversprechen) in accordance with § 311 para. 1 BGB if and to the extent that the statements provided in Section 13.1(a) through Section 13.1(d) are incorrect as of the Signing Date.

(a)

Corporate Existence; Authority. The Purchaser is a limited partnership with a limited liability company as general partner (GmbH & Co KG) duly incorporated under the Law of Germany and validly exists. The Purchaser has the corporate power to own its respective properties and to carry on its respective businesses. The Purchaser has the corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder and to consummate the Transaction, including to acquire (pursuant to this Agreement) the Sold Shares, and the voting rights attached thereto. This Agreement has been duly and validly executed by the Purchaser and constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions, except for the Enforceability Exceptions. The execution of this Agreement and of each other Transaction Document as well as the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of the Purchaser.

(b)

Litigation. There is no lawsuit, court action or similar proceeding pending (rechtshängig) before any court of law or arbitral tribunal, to which the Purchaser is a party, except for such proceedings as would not reasonably be expected to, individually or in the aggregate, interfere with, prevent or delay the ability of the Purchaser to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party or consummate the transactions contemplated thereby.

(c)

No Insolvency. No bankruptcy, insolvency or judicial composition proceedings have been commenced, or applied for, under any applicable Law against the Purchaser, nor is the Purchaser compelled under any applicable Law to apply for the commencement of such proceedings.

(d)	Equity Financing.

(i)

The Purchaser has immediately available funds, at its disposal, as required in order to fulfill its obligations under this Agreement if and when due, including in particular in respect of the payment of the Estimated Purchase Price. In support of the foregoing, as of the Signing Date, ANTA Sports Products Ltd (the “Equity Financing Source”), on the one hand, and the Purchaser, on the other hand, have executed and delivered to the Seller a true, correct and complete copy of an executed equity commitment letter and guarantee, dated as of the Signing Date (as amended, restated, supplemented, modified, replaced or substituted not in violation of this Agreement, including all exhibits, schedules, and annexes thereto, collectively, the “Equity Commitment Letter”), pursuant to which the Equity Financing Source has committed to provide the equity financing in an aggregate amount of the Total Purchase Price, and guarantees the proper satisfaction of all current and future obligations of the Purchaser towards the Seller pursuant to this Agreement, subject to the terms and conditions set forth therein (such equity financing contemplated by the Equity Commitment Letter, the “Equity Financing”), which Equity Commitment Letter provides that the Seller is a third-party beneficiary thereto. The Equity Commitment Letter is an Annex to this Agreement and was read out.

(ii)

The Equity Commitment Letter is in full force and effect and represents a valid, binding and enforceable obligation of the Purchaser and each other party thereto, to provide the financing and guarantees contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors and subject, as to enforceability, to general principles of equity.

(iii)	The Equity Commitment Letter has not been amended, supplemented or modified in any manner.

(iv)	The commitments under the Equity Commitment Letter have not been withdrawn, rescinded, replaced or terminated.

(v)

No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of the Purchaser or any other party thereto under the Equity Commitment Letter that could result in the failure of the funding obligations thereunder.

(vi)

Neither the Purchaser nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Equity Financing, other than as set forth in the Equity Commitment Letter.

(vii)

Adequate Proceeds. The aggregate proceeds of the Equity Financing will be sufficient to consummate the transactions contemplated hereby, including the making of all payments to be made by or on behalf of the Purchaser on the Closing Date.

(viii)

Conditions to Commitments. There are no conditions precedent related to the funding of the full amount of the Equity Financing, other than the Financing Conditions. The Purchaser has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Equity Commitment Letter. The Purchaser has no reason to believe that (A) any of the Financing Conditions will not be satisfied or (B) the Equity Financing will not be made available to the Purchaser on the Closing Date.

(ix)

Financing Not a Condition. The Purchaser understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon the Purchaser’s consummation of any financing arrangements, the Purchaser’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Purchaser (including, for the avoidance of doubt, the Equity Financing).

(e)

Brokers’ Fees. The Purchaser is not under any obligation to pay any investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Purchaser, any brokerage, finder’s fee or commission in connection with the execution of this Agreement or the consummation of the Transaction, which is or would become a liability of the Seller or a Seller Related Party in any manner whatsoever.

13.2	Remedies

In the event that any of the statements made by the Purchaser in Section 13.1 is incorrect, the Purchaser shall indemnify (freistellen) and hold harmless (schadlos halten) the Seller as individual creditor from any damages, and shall compensate it for all losses within the meaning of §§ 249 et seqq. BGB, in each case caused by such breach of guarantee. All claims of the Seller arising under this Section 13.2 shall become time barred on the first (1st) anniversary of the Closing Date.

14.	POST-CLOSING OBLIGATIONS

14.1	Use of Retained Marks and Group Company Trademarks

(a)

The Purchaser and its Affiliates have, and after the Closing, the Group Companies shall have, no right, title, interest, license or any other right whatsoever in the Retained Marks, and none of the Retained Companies have, pursuant to the Transaction Documents, assigned such right, title, interest, license or other right to the Purchaser, its Affiliates or the Group Companies.

(b)

For a period of six months following the Closing Date, the Purchaser and the Group Companies shall have the right to continue to use the marketing and promotional materials, invoices, business cards, schedules, displays, signs, stationery, technical guidelines, product manuals, packing materials and other supplies and similar materials, that were previously created and included in the inventory of the Group Companies and that incorporate the Retained Marks, solely in the manner such supplies and materials were used by the Group Companies prior to Closing and to the extent that the Purchaser and the Group Companies maintain the quality of the goods and services associated with the Retained Marks and only in such a way that avoids any confusion between the Seller Related Parties and the Group Companies; provided, however, that as promptly as practicable after Closing, but in no event after the conclusion of such six month period, the Purchaser shall, and shall cause the Group Companies to, cease and discontinue any use of the Retained Marks and, at the Purchaser’s sole cost and expense, remove all Retained Marks from all such supplies and materials, in each case, whether such supplies or materials are held by the Purchaser or the Group Companies or under the control of the Purchaser or the Group Companies.

(c)

Before the Closing, the Seller and its Subsidiaries (including the Group Companies) may execute and file all documents as shall be necessary or desirable to change the name of the Group Companies to remove the word “Callaway” or any derivation or translation thereof, from such names. To the extent not already changed by Seller or its

Subsidiaries (including the Group Companies), as promptly as practicable after the Closing but in no event later than two weeks after the Closing Date, the Purchaser shall, and shall cause the Group Companies to, at the Purchaser’s sole cost and expense, change the names of the Group Companies to remove the word “Callaway” or any derivation or translation thereof, including filings with the applicable Administrative Authority of each jurisdiction in which the ownership or the operation of the Group Companies’ assets or the character of its activities is such as to require it to be licensed or qualified in such jurisdiction, and providing notice to all customers, vendors and other suppliers of such name change.

(d)

The Purchaser shall indemnify and hold the Seller and the Seller Related Parties harmless from any damages, liabilities, costs and expenses arising from or out of the use of any Retained Marks or of the word “Callaway” or any derivation or translation thereof following the Closing Date.

(e)	The provisions of this Section 14.1 shall apply mutatis mutandis to use of any Trademarks owned or used by the Group Companies and of the word “Jack Wolfskin” by any Seller Related Party.

14.2	Wrong Pockets

(a)

In the event that at any time or from time to time after the Closing Date, the Seller Related Parties receive or otherwise possess any property or asset of the Group Companies (including Cash and Cash Equivalents) that should belong to the Purchaser Group pursuant to this Agreement, the Seller shall promptly (and in any event no later than 20 Business Days after the request of the Purchaser) transfer, or cause to be transferred, such property or asset to the appropriate member of the Purchaser Group, as designated by the Purchaser, for no additional consideration and net of the Seller Related Parties’ out-of-pocket costs to effectuate such transfer, and to the extent such property or asset is Cash and Cash Equivalents, the Seller shall provide a general explanation or description of such transfer. Prior to any such transfer, the Seller shall hold such property or asset in trust for the benefit of the Purchaser. In the event that at any time or from time to time after the Closing Date, the Seller Related Parties incur or otherwise have retained any Liability of the Group Companies that should belong to the Purchaser pursuant to this Agreement, the Seller shall promptly transfer, or cause to be transferred, such Liability to the appropriate member of the Purchaser Group, as designated by the Purchaser, and such designated member of the Purchaser Group shall accept and assume such Liability and indemnify the Seller for any amounts paid or incurred by the Seller Related Parties with respect to such Liability.

(b)

In the event that at any time or from time to time after the Closing Date, the Purchaser or any of its Affiliates, including the Group Companies, receives or otherwise possesses any property or asset of the Seller Related Parties (including Cash and Cash Equivalents) that should belong to any of the Seller Related Parties pursuant to this Agreement, the Purchaser shall promptly (and in any event no later than 20 Business Days after the request of the Seller) transfer, or cause to be transferred, such property or asset to the appropriate Seller Related Party, designated by the Seller, for no consideration and net of the Purchaser’s out-of-pocket costs to effectuate such transfer, and to the extent such property or asset is Cash and Cash Equivalents, the Purchaser shall provide a general explanation or description of such transfer. Prior to any such transfer, the Purchaser shall hold such property and asset in trust for the benefit of the Seller. In the event that at any time or from time to time after the Closing Date, the Purchaser or any of its Affiliates, including the Group Companies, incur or otherwise have been transferred any Liability of the Seller Related Parties that should belong to the Seller Related Parties, the Purchaser shall promptly transfer, or cause to be transferred, such Liability to the appropriate Seller Related Party, designated by the Seller, and such designated Seller Related Party shall accept and assume such Liability and indemnify the Purchaser for any amounts paid by or transferred to the Purchaser or any of its Affiliates, including the Group Companies, with respect to such Liability.

14.3	Non-Solicitation

(a)	For a period of eighteen (18) months following the Closing Date,

(i)

neither the Seller, nor any Seller Related Party, nor any of its Affiliates (including, the Retained Companies) shall, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any Group Company Employees;

(ii)

neither the Purchaser, nor any member of the Purchaser Group nor any of its Affiliates (including, after the Closing the Group Companies) shall, directly or indirectly solicit or hire (or cause to be directly or indirectly solicited or hired) any employee of the Retained Companies as of immediately prior to the Closing (other than the Group Company Employees), provided that, the foregoing restriction shall not apply to (a) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such employees or hiring any individual who responds to any such general solicitation, (b) soliciting or hiring any such employee who is no longer employed by any of the Group Companies or Retained Companies, respectively and has not been so employed for at least 180 days or (c) soliciting or hiring any such employee who contacts any member of the Purchaser Group or any Seller Related Party, respectively, or their respective Affiliates, on his or her own initiative regarding employment without any solicitation or encouragement by any member of the Purchaser Group or any Seller Related Party, respectively, or their respective Affiliates.

14.4	Discharge of Directors’ Liability

(a)

Certain individuals that are members of corporate bodies of Group Companies as listed in Annex 14.4 (the “Withdrawing Board Members”) will prior to or as of the Closing resign or be withdrawn from their respective position. The Seller shall procure to provide the Purchaser on Closing Date with duly executed resignation notices and/or duly executed corporate resolutions regarding the revocation of the relevant Withdrawing Board Members and to execute shareholders’ resolution pertaining to the full release and exoneration of the Withdrawing Board Members, as well as any managing director of the Company as of the Closing Date.

(b)

The Purchaser shall, and shall cause its Subsidiaries (including the Group Companies) to, for a period of six (6) years after the Closing, maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the organizational documents of the Group Companies, in each case in effect as of the Closing Date, for acts or omissions occurring on or prior to the Closing.

(c)

For a period of six (6) years from the Closing, the Purchaser shall purchase and maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Group Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) the Purchaser may cause such coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing; and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 14.4(c) shall be continued in respect of such claim until the final disposition thereof.

(d)

In the event the Purchaser or any Group Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of such Group Company shall assume all of the obligations set forth in this Section 14.4

14.5	Certain Other Discharges

The Purchaser shall indemnify and hold harmless the Seller and any of the Seller’s or Seller Related Party’s officers, directors or employees, advisors or agents (herein each a “Beneficiary”) from and against any and all losses, liabilities (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes, reasonable costs, expenses and legal fees as well as disbursements) arising out of or in connection with the conduct of the Target Business for which any Beneficiary is held liable or for which liability against any Beneficiary is asserted, in each case in its capacity as former director, officer, board member, employee, advisor or agent of a Group Company, in each case unless and to the extent such liability is based on willful deceit (arglistige Täuschung), or intentional behavior (Vorsatz) by the Seller or the relevant Beneficiary.

14.6	Retention of Books and Records and Post-Closing Access.

(a)

The Retained Companies may retain a copy of any or all of the Group Company Records and any other materials that are otherwise in the possession or under the control of any Retained Company relating to the conduct of the business of the Group Companies on or before the Closing Date. The Purchaser agrees to hold at least one copy of all Group Company Records that constitute all Group Company Records of the Group Companies that exist as of the Closing and not to destroy or dispose of such copy for a period of seven years from the Closing Date or such longer time as may be required by Law. The Seller agrees to hold at least one copy of all Group Company Records, in each case, that are in the possession or under the control of the Seller or its Subsidiaries to the extent relating to the conduct of the business of the Group Companies on or before the Closing Date, and not to destroy or dispose of such copy for a period of seven years from the Closing Date or such longer time as may be required by Law.

(b)

From and after the Closing, the Purchaser shall, and shall cause its Affiliates (including the Group Companies) to, (i) give Seller and its Representatives reasonable access to the Group Company Records held by the Purchaser and its Affiliates, including the Group Companies, to the extent relating to the business or operations of the Group Companies on or before the Closing Date, (ii) furnish to the Seller and its Representatives such financial and operating data and other information to the extent relating to the business or the operations of the Group Companies on or before the Closing Date and (iii) to cooperate (in a commercially reasonable manner) with the Seller and procure (including by resolving on an instruction to the Company’s management) that the Group Companies cooperate with the Seller and its Representatives, in each case, to the extent reasonably requested by the Seller in connection with accounting, Tax, SEC reporting and other similar needs to the extent relating to the business or operations of the Group Companies on or before the Closing Date.

(c)

From and after the Closing, the Seller shall, and shall cause other Seller Related Parties to (A) give the Purchaser and its Representatives reasonable access to the records of the Seller Related Parties to the extent relating to the Group Companies on or before the Closing Date, (B) furnish to the Purchaser and its Representatives such financial and operating data and other information to the extent relating to the Group Companies on or before the Closing Date and (C) use commercially reasonable efforts to cause the employees of the Seller Related Parties to cooperate with the Purchaser, its Affiliates and their respective Representatives, in each case, to the extent reasonably requested by the Purchaser or its Affiliate in connection with accounting, Tax, SEC, HKLR reporting (for the avoidance of doubt, including without limitation any voluntary announcement permitted under the HKLR) and other similar needs to the extent relating to the Group Companies on or before the Closing Date.

(d)

Any such access contemplated under Section 14.6(b) or Section 14.6(c) shall be granted in a manner as not to interfere unreasonably with the normal conduct of the business of the Party granting such access and at the sole cost and expense of the Party exercising such access right. Notwithstanding the foregoing, any Party may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any contract or any Law or would result in the waiver of any legal privilege or work-product privilege; provided that, to the extent practicable and in accordance with such contract or Law, and in a manner that does not result in the waiver of any such privilege, such Party shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 14 shall limit in any respect any rights any Party may have with respect to discovery or the production of documents or other information in connection with any litigation.

14.7	Further Assurances; Support of Transaction.

(a)

The Seller and the Purchaser agree that, from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by such Party to carry out the purposes and intents hereof.

(b)

Without limiting any covenant contained in this Agreement, during the Pre-Closing Period, the Seller shall use commercially reasonable efforts to obtain all consents of third parties set out in Annex 14.7(b) (collectively, the “Specified Third Party Consents”); provided, that no such Specified Third Party Consents shall be required to be obtained as a condition to Closing. To the extent the Closing occurs and one or more such Specified Third Party Consents have not been obtained, the Seller shall continue to use its commercially reasonable efforts post-Closing for a period of 90 days to obtain any such Specified Third Party Consents not obtained prior to Closing in accordance with Section 14.7(c). Notwithstanding the foregoing, in no event shall any Retained Company be required to commence, defend or participate in any claim, or offer or grant any additional consideration or other accommodation (financial or otherwise) to any third party (each, an “Extraordinary Action”) in connection with obtaining any consents in connection with the consummation of the transactions contemplated by this Agreement.

(c)

If following the Closing any Specified Third Party Consent under any contract between any Group Company and any third party (a “Specified Third Party Contract”) remains outstanding or is discovered to exist, the Purchaser and the Seller shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to obtain such Specified Third Party Consent from the applicable third party for a period of 90 days following the Closing Date. Notwithstanding the foregoing, in no event shall any Retained Company be required to take any Extraordinary Action in connection with the foregoing. If any such Specified Third Party Consent is not able to be obtained, then, subject to the Seller’s compliance with the terms of this Agreement, Seller will be deemed to have fulfilled its obligations under this Agreement and no Retained Company will be subject to any Liability solely on account of the failure to obtain the Specified Third Party Consent. The Purchaser further agrees that, subject to the Seller’s compliance with the terms of this Agreement, no representation, warranty or covenant of the Seller contained in this Agreement shall be breached or deemed to be breached, and no condition to the Purchaser’s obligations to close the transactions contemplated by this Agreement shall be deemed not satisfied solely as a result of the failure to obtain any such Specified Third Party Consent.

(d)

Contact with Employees, Customers and Suppliers. Until the Closing Date, the Purchaser shall not, and shall cause its Representatives not to, contact or communicate with the employees (other than pursuant to Section 4.2 and the Continuing Employees pursuant to Section 5.1), employee representatives, unions, customers, potential customers, suppliers or licensors of Seller or any of its Subsidiaries, or any other Persons having a business relationship with Seller or any of its Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of Seller.

14.8	Transition Services Agreement

The Parties agree that, following the Signing Date, they shall engage in good faith negotiations to finalize and enter into the Transition Services Agreement on or before Closing, provided that the failure to enter into the Transition Services Agreement at or prior to the Closing shall not be a condition to Closing. Notwithstanding the foregoing, the Parties agree that the execution and validity of any agreement(s) regarding the terms of the Transition Services Agreement set forth on Annex 1.4(rrr) is subject to the execution of a definitive agreement containing the terms and conditions fully satisfactory to each of the Parties and that the decision by a Party not to enter into any such Transition Services Agreement following good faith negotiations shall not be deemed a breach of such Party’s obligations under this Agreement and will not create any liability or obligation of any kind, monetary or otherwise, for such Party towards the other Party.

15.	SPECIFIC INDEMNITIES

15.1	CGKK & JW North America

(a)

The Seller shall provide a written confirmation to the Purchaser promptly after all assets and Liabilities of Jack Wolfskin North America, Inc. (“JW North America”) and Callaway Golf Kabushiki Kaisha, a Japanese company (“CGKK”), in each case, other than de minimis assets or liabilities, have been fully written off or terminated, confirming that no further obligations, other than de minimis obligations, remain on any Group Company related to these entities.

(b)

Should any Liabilities, other than de minimis Liabilities, on any Group Company related to JW North America or CGKK arise after Closing with respect to any activities of JW North America or CGKK taken prior to Closing, the Seller agrees to bear all such Liabilities, other than de minimis Liabilities, in full and indemnify and hold the Purchaser harmless from any claims, damages, or expenses incurred in connection with such Liabilities.

15.2	Further Indemnities

The Seller shall indemnify and hold harmless the Purchaser or, at Purchaser’s discretion, the Group Companies from any damages, liabilities, costs and expenses in connection with

(a)

any action taken pursuant to Section 4.6(a) (including any economic or cash implication resulting therefrom), but excluding any Taxes resulting therefrom, for which exclusively Section 12.2(a)(v) shall apply;

(b)

any claims against Purchaser or any Group Companies resulting from the reduction in force conducted by Jack Wolfskin Ausrüstung für Draussen GmbH & Co. KGaA in the year 2024, including but not limited to claims resulting from the failure to enter into a prior implementation agreement (Interessenausgleich) with the works council; and

(c)

any claims against Purchaser or any Group Companies arising from the failure to renew the mandate of the supervisory board members of Jack Wolfskin Ausrüstung für Draussen GmbH & Co. KGaA, including but not limited to any claims with regard to any invalidity of legal acts undertaken by the supervisory board as a result of the non-renewal.

For the avoidance of doubt, this Section 15.2 shall constitute “Exempted Claims” pursuant to Section 11.6(b)(v), and shall subject to the remedies and limitations on indemnification set forth in Section 11 in all respects.

15.3	Specified Litigation

(a)

The Parties acknowledge that there is ongoing litigation involving one or more entities within the Group Companies as detailed in Annex 9.14 (the “Specified Litigation”). The Seller shall retain full ownership, control, and management of the Specified Litigation, including the right to direct all legal proceedings, appoint legal counsel, settle or otherwise resolve the matter at its sole discretion, and take any other actions it deems appropriate in connection with the Specified Litigation.

(b)

The Seller shall be solely responsible for all legal fees, court costs, expert fees, settlements, judgments, and any other expenses incurred in connection with the Specified Litigation (the “Litigation Costs”). Under no circumstances shall the Purchaser or the Group Companies be required to make any payments or contributions towards the Litigation Costs, whether directly or indirectly. The Seller shall fully indemnify, defend, and hold harmless the Purchaser and the Group Companies from and against any and all losses, damages, liabilities, costs, claims, demands, judgments, penalties, fines, settlements, legal fees, and expenses arising from or relating to the Specified Litigation, including but not limited to any adverse judgments or settlement payments.

(c)

In the event of a favorable outcome in the Specified Litigation, including but not limited to a final judgment in favor of the Group Companies or any settlement resulting in financial compensation, any and all proceeds, recoveries, or benefits (including any tax benefits) derived from the Specified Litigation shall be exclusively for the benefit of the Seller. The Purchaser and the Group Companies shall take all necessary steps, at the Seller’s expense, to facilitate the Seller’s receipt thereof.

(d)

The Purchaser agrees to reasonably cooperate with the Seller in connection with the Specified Litigation, including providing access to relevant records, personnel, and information, to the extent reasonably necessary to allow the Seller to exercise its rights under this Section 15.3.

(e)

The Parties acknowledge and agree that following the Closing Date, the Purchaser shall have no obligation, liability, or responsibility whatsoever with respect to the Specified Litigation, except for its obligation to comply with reasonable requests for cooperation as provided in Section 15.3(d), at Purchaser’s cost and expense. Under no circumstances shall the Purchaser be liable for any adverse judgment, legal costs of the Seller, or other financial obligations arising out of or in connection with the Specified Litigation.

16.	CONFIDENTIALITY; PRESS RELEASE; VIRTUAL DATA ROOM

16.1	Confidentiality Obligation

(a)

Subject to Section 16.2, the Seller shall not, and cause Seller Related Parties not to, and shall instruct their Representatives not to, directly or indirectly, for a period of two years after the Closing Date, without the prior written consent of the Purchaser, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Group Companies; provided that, the foregoing restriction shall not (i) apply to any information (A) pertaining to the Retained Companies, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 16.1(a)), (C) that was independently developed by any Retained Company (other than by the Group Companies prior to the Closing) without use of any confidential information with respect to the Group Companies or (D) that was made available to the Seller by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) in compliance with applicable Laws or as required by Law or any listing agreement with any national securities exchange, so long as, to the extent legally permissible and reasonably practicable under the circumstances, the Seller provides the Purchaser with reasonable prior notice of such disclosure, (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby, or (C) to any purchaser or prospective purchaser, any financing source or prospective financing source or any underwriter, arranger or bookrunner or prospective underwriter, arranger or bookrunner of any Indebtedness or equity interests or other securities or obligations of the Seller or the Retained Companies or otherwise in connection with such Person’s financial, accounting, Tax or similar due diligence of any of the Seller or the Retained Companies, including any disclosure required under the ABL Credit Facility (or any refinancing or replacement thereof).

(b)

Subject to Section 16.2, the Purchaser shall not, and shall cause its Subsidiaries (including, after the Closing, the Group Companies) not to, and shall instruct its Representatives not to, directly or indirectly, for a period of two years after the Closing Date, without the prior written consent of the Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Retained Companies; provided that, the foregoing restriction shall not (i) apply to any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 16.1(b)), (B) that was independently developed by the Purchaser or any of its Subsidiaries (other than the Group Companies) without use of any confidential information with respect to the Retained Companies or (C) that was made available to the Purchaser by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) in compliance with applicable Laws so long as, to the extent legally permissible and reasonably practicable under the circumstances, the Purchaser provides the Seller with reasonable prior notice of such disclosure or (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby.

16.2	Public Announcement

(a)

The Seller and the Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior written consent of the other Party, except that (a) the Seller and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations, and (b) each of the Seller and the Purchaser may make announcements as they may reasonably determine is necessary to comply with, or is otherwise advisable or appropriate in connection with applicable Law (including without limitation the SEC, the HKLR or NYSE rules and regulations), or is necessary to comply with the requirements of any agreement to which they or any of their Subsidiaries is a party as of the date hereof, including any listing agreement with any national securities exchange. Notwithstanding any provision to the contrary in this Agreement or otherwise, the Parties shall consult with each other and shall take into account the reasonable interest of the respective other Party prior to making any public release or announcement regarding the transactions contemplated by this Agreement or the Transaction Documents; provided, that, to the extent the content of any public release or announcement has been approved and made in accordance with this Section 16.2(a), no separate opportunity to consult shall be required in respect of such content to the extent replicated in whole or in part in any subsequent public release or announcement or other public statement.

(b)

The Seller and the Purchaser agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or for purposes of compliance with the SEC, HKLR, NYSE financial or Tax reporting obligations or otherwise allowed under Section 16.2(a); provided that, the Parties may disclose this Agreement or its terms:

(i)

to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties hereto for breach of this Section 16.2 or such confidentiality obligations by the recipients of its disclosure); or

(ii)

to any purchaser or prospective purchaser, any financing source or prospective financing source or any underwriter, arranger or bookrunner or prospective underwriter, arranger or bookrunner of any indebtedness or equity interests or other securities or obligations of such Party or the Retained Companies (and such purchasers’, financing sources’ and underwriters’ respective legal counsel) in connection with such Persons’ due diligence of such Party or the Retained Companies, including any disclosure required under the ABL Credit Facility (or any refinancing or replacement thereof) (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential).

16.3	Virtual Data Room

The documents (including Q&A tool content) that were prior to Signing made available for inspection in the VDR for purposes of the Due Diligence Review have been saved on electronic storage media and copies thereof will be rendered to each Party as well as to the acting notary. Each Party and an arbitration tribunal pursuant to Section 20.2 may request to be furnished with a copy of the media at the requesting Party’s costs, provided that the costs for any copy to be provided to an arbitration tribunal shall be shared between the Parties. The acting notary is hereby instructed to deposit the electronic storage media for a period of at least five (5) years after the Signing Date and thereafter may destroy the electronic storage media unless the Parties jointly direct otherwise.

17.	COSTS AND TAXES

(a)	Each Party shall bear its own costs (including the costs of its advisors) relating to the preparation, negotiation, execution, and consummation of this Agreement (and each ancillary agreement).

(b)	The costs of the notarization of this Agreement shall be borne by the Purchaser.

(c)	The cost and fees in relation to the Filings and the obtaining of Clearances (other than the costs of its advisors which each Party shall bear) shall be borne by the Purchaser.

(d)

Unless otherwise provided for in this Agreement, German real estate transfer tax and any other transfer Taxes or stamp duties triggered by or arising from the signing and/or consummation of this Agreement (if any) or any parts thereof shall be borne by the Purchaser. Any transfer Taxes, e.g., German real estate transfer tax, triggered or increased as a consequence of the violation of the Seller of any obligation or warranty under this Agreement shall exclusively be borne by the Seller.

(e)	PN7 Taxes

(i)

The Seller shall, at the Seller’s sole cost and expense, make (i) transaction reporting and (ii) corporate income Tax (including withholding income Tax) filings to the PRC Tax Authority pursuant to PN7 in connection with the indirect transfer of the PRC Group Company’s equity as a result of the transactions contemplated by this Agreement (the “PN7 Reporting”). The PN7 Reporting shall be completed as promptly as practicable and, in any event within thirty (30) days, following the Signing Date.

(ii)

The Seller shall provide a full set of draft submission documents in respect of the PN7 Reporting (which may include a letter of explanation of the transactions contemplated hereby; a self-assessment of whether such transactions are subject to Tax under PN7; any Tax calculations and Tax Returns (if applicable); any extracts of this Agreement to be filed; and any supporting documents (including Chinese translations) thereof) to Purchaser at least five (5) Business Days before submission to the PRC Tax Authority for Purchaser’s review. The Seller shall consider in good faith any reasonable comments that are made by Purchaser. The Seller shall notify Purchaser of the details of any material updates relating to the PN7 Reporting as well as any subsequent material discussion between the Seller and the PRC Tax Authority with respect to such PN7 Reporting.

(iii)

The Seller shall promptly provide Purchaser with copies of (i) the PN7 Reporting documents duly filed and executed by the Seller; and (ii) any acknowledgement issued by the PRC Tax Authority that such PN7 Reporting documents have been received.

(iv)

If the applicable PRC Tax Authority determines that the indirect transfer of PRC Group Company’s equity is not subject to PN7 Taxes, the Seller shall provide the Purchaser with any relevant evidence of such determination (collectively, “Non-PN7 Evidence”).

(v)

If the applicable PRC Tax Authority determines that the indirect transfer of PRC Group Company’s equity is subject to PN7 Taxes, the Seller shall provide a reasonably detailed computation of the gain on the indirect transfer of PRC Group Company and a copy of any applicable Tax Returns to Purchaser (collectively, the “Due PN7 Evidence” and such amount of PN7 Taxes, the “Due PN7 Taxes”). The Seller, if liable for Due PN7 Taxes, pay such Due PN7 Taxes in accordance with applicable Law and provide the Purchaser with a copy of the stamped Tax Return and the Tax payment receipt issued by the applicable PRC Tax Authority in respect of such payment, in each case, to the extent actually issued by the PRC Tax Authority (the “PN7 Tax Receipt”). For the avoidance of doubt, the Seller shall be liable for 100% of the Due PN7 Taxes, and neither Purchaser nor any Group Company shall directly or indirectly bear any Due PN7 Taxes.

(vi)	For that purpose:

(A)

“PN7” means the Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises (Guoshuigonggao [2015] No.7) issued by the State Administration of Taxation of the PRC, effective as of February 3, 2015 (including subsequent amending provisions, as well as any interpretations or procedural rules related thereto).

(B)	“PN7 Taxes” means any corporate income Tax (inclusive of withholding income Tax) and associated interest or penalties that are levied in accordance with PN7.

(C)

“PRC” shall mean the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and the islands of Taiwan.

(f)

Advance Pricing Arrangement. The Seller shall until the Closing procure that the advance pricing arrangement of PRC Group Company will be implemented by and between the Group Companies. The Purchaser shall procure for any period after the Closing that the advance pricing arrangement of PRC Group Company will be implemented by and between the Group Companies. Seller agrees to be responsible for any balancing payments in the Pre-Closing Period as required by a mutually agreed advance pricing agreement. Purchaser agrees to not submit any position to the PRC that is materially inconsistent with the Sellers original positions in its application.

18.	NOTICES

18.1	Form of Notices

All notices, communications and declarations of will (Willenserklärungen) which are made pursuant to, or in connection with, this Agreement (the “Notices”) shall be made in writing in the English language to the Parties at the addresses, and marked for the attention of the persons, set out in Section 18.2 and shall be transmitted by hand, by post or courier service, or by email (i.e., email with the copy of a written document attached as a scan, jpg. or similar format), which email, however, subject to the following proviso, to comply with the requirements of this Agreement, (a) needs to contain the subject line “Formal Notice under the Cadillac SPA” (or words to a similar effect providing reasonable indication that a Notice is being delivered in connection therewith) and (b) the sender of such email must within one (1) Business Day send a confirming copy of such notice by FedEx or other nationally recognized overnight service to the address provided for in Section 18.2 (as may be updated in accordance with Section 18.3), provided that communication by simple email in text form is permitted for the purpose of (i) transmitting, or requesting the transmission of, information pursuant to corresponding obligations or rights under to this Agreement and (ii) requesting or granting a consent/approval required pursuant to the terms of this Agreement.

18.2	Addresses

Notices to be delivered to the Parties or a Party shall (subject to any changes notified in accordance with Section 18.3) be made to the following addresses:

(a)	Seller	Topgolf Callaway Brands Corp. 2180 Rutherford Road Carlsbad, CA 92008 Email: * Attn: Heather D. McAllister, General Counsel

	with a copy to (for information purposes only)	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Email: * Attn: Craig M. Garner; Kevin C. Reyes; Leif U. Schrader

(b)	Purchaser	Anca Holdco GmbH & Co. KG Youco24 Business Center Amelia-Mary-Earhart-Str. 8 60549 Frankfurt am Main Attn: Dennis Tao, Managing Director, Michael Korbik, Managing Director Email: *

	with a copy to (for information purposes only)	Morgan, Lewis & Bockius LLP Königinstraße 9 80539 Munich Germany Email: * Attn: Connie Cheung, Florian Harder

18.3	Change of Address

Any change of address shall only become effective vis-à-vis a respective Party upon notification thereof pursuant to the terms of this Agreement to the respective Party and any delays regarding the actual delivery of a Notice rendered by a Party shall be disregarded for the benefit of such first-mentioned Party if and to the extent caused by the respective other Party’s failure to duly and timely provide Notice regarding a relevant change of address.

19.	MISCELLANEOUS PROVISIONS

19.1	Partial Invalidity

If one or more provisions of this Agreement are or become wholly or partially invalid, void and/or unenforceable, this shall not affect the validity or enforceability of the other provisions of this Agreement. The same shall apply if this Agreement contains an inadvertent contractual omission. Instead of the invalid, void and/or unenforceable provision, the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, agree on an arrangement which corresponds as closely as legally possible with what the Parties were trying to achieve commercially with the invalid, void and/or unenforceable provision (or, as the case may be, the invalid, void and/or unenforceable part thereof). In the event that an inadvertent contractual omission needs to be filled, an arrangement shall be agreed upon which, in accordance with the purpose and intent of this Agreement, corresponds commercially as closely as legally possible with what the Parties would have agreed upon if they had thought about the matter at the time of conclusion of this Agreement. The provisions of this Section 19.1 shall not be construed as merely shifting the burden of proof (keine reine Beweislastregel), but shall apply absolutely (contractual exclusion of § 139 BGB in its entirety).

19.2	Currency and Conversion Rates

In the event that conversion rates have to be applied to determine any amount pursuant to this Agreement, the conversion rates to be applied shall be the currency exchange rates as published by the European Central Bank on the following website (or any replacement thereof):

http://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html at 4:00 p.m. local time in Frankfurt a.M., Germany on the Business Day before such relevant reference date. In the event that such exchange rates are not published on such relevant Business Day, the exchange rates published at 4:00 p.m. local time in Frankfurt a.M., Germany on the latest day before such Business Day shall be relevant and if the European Central Bank generally does not publish exchange rates for a certain currency, the exchange rates published on the electronic market information provider Thomson Reuters shall be relevant. In the event that a conversion rate for estimations referring to a specific reference date has to be determined, the relevant reference date for the estimation shall be the date on which such estimation is made.

19.3	Entire Agreement

This Agreement and the other Transaction Documents constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Parties’ agreements relating to the subject matter hereof and the transactions contemplated hereby and thereby and supersedes any and all prior agreements and understandings, whether written or oral, that may exist between the Parties with respect to the subject matter of this Agreement or parts thereof, subject, however, to that the Confidentiality Agreement, which shall continue to apply in accordance with its terms through the Closing of the Transaction and the Equity Commitment Letter.

19.4	Dates and Times

All references to dates and times in this Agreement refer, unless otherwise specified, to the local date and time in Germany.

19.5	Written Form

This Agreement may only be amended by an instrument in writing duly executed by the Parties (but not necessarily the same individuals) and which makes reference to this Agreement. No change, termination or modification of any of the provisions of this Agreement shall be binding on the Parties, unless made in writing in accordance with this Section 19.5. This shall also apply to any waiver of the need to comply with the provisions of this Section 19.5. The foregoing is without prejudice to any stricter mandatory form requirements under applicable Law.

19.6	No Assignment et al.

Unless expressly otherwise provided in this Agreement or otherwise agreed in writing between the relevant creditor(s) and debtor(s) in relation to the relevant rights or claims, no Party shall be entitled to assign (abtreten), transfer, pledge, encumber or otherwise dispose of any rights or claims under or in connection with this Agreement without the prior written consent of the Party/ies being the debtor(s) in relation to the relevant rights or claims; provided that (i) the Purchaser may assign any payment claims it may have under this Agreement (but not, for the avoidance of doubt, primary performance claims (außer Ansprüche auf die Erfüllung von Hauptleistungspflichten)) for security purposes to the banks, financing institutions and/or bondholders financing the Transaction and/or any agent or trustee acting on their behalf and (ii) to Insurers in connection with the W&I Insurance (subject to, for the avoidance of doubt, the Subrogation Waiver). For the avoidance of doubt, none of the foregoing prohibits any legal succession by way of merger, accretion or similar measure.

19.7	No Retention or Set-off

Except as expressly otherwise provided in this Agreement, or in respect of undisputed or finally adjudicated claims, a Party’s right of set-off (aufrechnen), retention (zurückbehalten) or other refusal of performance with regard to its obligations under this Agreement (and/or under any ancillary agreement) shall be excluded. The foregoing is without prejudice to a Party’s rights to withhold performance of any Closing Action it owes in accordance with the agreed upon sequence of Closing Actions.

19.8	Rights of Third Parties

Except as expressly otherwise provided in this Agreement, this Agreement shall only grant rights to the Parties and shall not constitute a contract for the benefit of third parties (Vertrag zu Gunsten Dritter) or a contract with protective effect for third parties (Vertrag mit Schutzwirkung für Dritte). In case provisions of this Agreement are expressly provided to constitute a contract for the benefit of a third party or third parties, (i) such third party’s consent shall not be required for any change, amendment or termination of, or waiver of claims under, this Agreement and/or any ancillary agreement and (ii) each entitled Party and each third-party beneficiary shall have the individual right to request and enforce performance of the relevant provisions; provided that performance of one and the same obligation may only be claimed once.

19.9	No Rescission

Without prejudice to Sections 7, the Parties waive and exclude their rights and any claims, if any, to annul, rescind, dissolve or amend this Agreement (or any ancillary agreement) in whole or in part, except by mutual agreement in the form as provided in this Agreement or in respect of rights and/or claims in the event of fraud (Betrug) and/or willful deceit (arglistige Täuschung) but only to the extent these rights and/or claims cannot be excluded under mandatory applicable Law and subject to the terms of this Agreement. In the event of a breach of any covenant or obligations pursuant to this Agreement by the Seller, the only remedy for the Purchaser shall be a claim for specific performance or for damages, and, in each case, only as specifically provided in this Agreement.

19.10	Interpretation

(a)

Defined Terms. In case of defined terms, any reference to the singular includes a reference to the plural and vice versa, unless expressly otherwise provided in this Agreement, and any reference to the masculine includes a reference to the feminine and vice versa, and (unless the context clearly indicates the contrary) the words “including” and “in particular” shall be deemed to be followed by the words “without limitation”. References to the term “domestic” shall mean German and references to the term “foreign” shall mean non-German. References to “dollar” or “$” shall be United States dollars.

(b)

Successors. Where reference is made in this Agreement to a certain legal entity, such reference shall, for the avoidance of doubt, always include any legal successor of the referenced entity (e.g., the receiving entity in a merger).

19.11	Headings

The headings in this Agreement are merely for convenience. They shall be disregarded for the purposes of interpreting this Agreement.

19.12	Annexes

The annexes to this Agreement shall form an integral part of this Agreement and any reference to this Agreement in this Agreement is to be understood as a reference to this Agreement including its annexes.

20.	GOVERNING LAW; ARBITRATION

20.1	Governing Law

This Agreement and any dispute, controversy or claim arising out of or in connection with this Agreement (and/or any ancillary agreement) shall be governed by, and construed in accordance with, the substantive Law of Germany (deutsches Sachrecht – Sachnormverweisung), for the avoidance of doubt excluding the UN Convention on Contracts for the International Sale of Goods (CISG).

20.2	Arbitration and Venue

Any dispute, controversy or claim arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or invalidity thereof (“Dispute”), shall be submitted to an arbitral tribunal (Schiedsgericht) and shall be exclusively and finally settled by arbitration in accordance with the arbitration rules of the German Institution of Arbitration e.V. (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) as applicable at the time of the initiation of the arbitration proceedings without recourse to the ordinary courts of law. The arbitral tribunal shall be composed of three (3) arbitrators to be appointed in accordance with said rules. The seat and place of arbitration shall be Frankfurt a.M., Germany. The language to be used in the arbitral proceedings shall be English.

To the extent that mandatory Law provides that a Dispute arising out of or in connection with this Agreement (or any ancillary agreement), or the breach, termination or invalidity thereof, is to be submitted to and decided by a court of law, the courts of Frankfurt a.M., Germany shall have jurisdiction (which shall be exclusive to the extent legally permissible).

The costs of an arbitration or litigation shall be borne by the Parties in accordance with Sections 91 and 92 of the German Civil Procedure (Zivilprozessordnung).

21.	PRIVILEGED MATTERS; CONFLICTS OF INTEREST

21.1	Privileged Matters

The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to the other Parties with respect to the Group Companies and the Retained Companies (collectively, “Privileges”) shall be governed by the provisions of this Section 21.1. With respect to matters relating to the Retained Companies, and with respect to all Group Company Records, documents, communications or other information (collectively, “Information”) of any of the Retained Companies prepared in connection with this Agreement or the transactions contemplated hereby, the Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against the Purchaser and its Subsidiaries. The Purchaser shall not, and shall cause its Subsidiaries (including, after the Closing, the Group Companies) not to, take any action without the prior written consent of the Seller that would reasonably be expected to result in any waiver of any such Privileges of the Seller. After the Closing, the Purchaser shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Group Companies (except for the Information prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby). However, the Purchaser may not assert any such Privileges of the Purchaser related to pre-Closing advice or communications relating to the Group Companies against the Retained Companies. The Seller shall not, and shall cause its Subsidiaries not to, take any action after the Closing without the prior written consent of the Purchaser that would reasonably be expected to result in any waiver of any such Privileges of the Purchaser. The rights and obligations created by this Section 21.1 shall apply to all Information as to which the Retained Companies or the Group Companies would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by the Retained Companies, or the Purchaser or its Subsidiaries (including, after the Closing, the Group Companies), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other or if the Retained Companies or the Purchaser or its Subsidiaries (including, after the Closing, the Group Companies), as the case may be, obtains knowledge that any current or former employee of the Retained Companies or the Group Companies has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other Party, such Party shall promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Information and to assert any rights it may have under this Section 21.1 or otherwise to prevent the production or disclosure of Privileged Information. The Seller’s transfer of any Group Company Records or other Information to the Purchaser in accordance with this Agreement and the Seller’s agreement to permit the Purchaser to obtain Information existing prior to the Closing are made in reliance on the Parties’ respective agreements, as set forth in Section 16.2 and this Section 21.1, to maintain the confidentiality of such Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by the Seller or the Purchaser, as the case may be. The access to Group Company Records and other Information being granted pursuant to Sections 4.2, 12 and 14.6 and the disclosure to the Purchaser and the Seller of Privileged Information relating to the Group Companies or the Retained Companies pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by the Seller or the Purchaser to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 21.1 or otherwise.

21.2	Conflicts of Interest

The Purchaser hereby waives and agrees not to assert, and after the Closing, the Purchaser shall cause the Group Companies to waive and not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of any of the Retained Companies or other Affiliates, or any of their respective officers, employees or directors (any such person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by Latham & Watkins LLP or any other legal counsel (“Prior Company Counsel”) currently or previously representing any Designated Person in connection with this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby. Without limiting the foregoing, the Purchaser and the Seller agree that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Company Counsel prior to the Closing, and the Purchaser (on behalf of itself and its Subsidiaries (including, after the Closing, the Group Companies)) hereby agrees that, in the event that a dispute arises after the Closing between the Purchaser or any of its Subsidiaries (including, after the Closing, the Group Companies), on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to the Purchaser or its Subsidiaries (including, after the Closing, the Group Companies) and even though Prior Company Counsel may have represented such Group Company in a matter substantially related to such dispute.

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